SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

UNITED COMMUNITY FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Time: 9:00 a.m., Eastern Time (ET)

Date: Thursday, April 26, 2018.

Place: The Annual Meeting will be an entirely virtual meeting. That means you can attend the 2018 Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/UCFC2018. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/UCFC2018. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. We began mailing and electronically distributing, as applicable, this proxy statement to the shareholders of UCFC on or about March 16, 2018.

Items of Business:

1.	To elect three directors of the Company for terms expiring in 2021;

2.	To hold an advisory (non-binding) vote on executive compensation;

3.	To ratify the selection of Crowe Horwath LLP as the Company’s independent auditor for 2018; and

4.	To transact any other business that may properly come before the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote electronically.

Record Date: Only shareholders of record at the close of business on February 28, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting.

How to Vote: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please cast your vote promptly by doing any of the following:

Submitting your vote by Internet—Visit www.proxyvote.com.

Voting by phone—Call toll free 1-800-690-6903 within the USA, US territory and Canada and follow the instructions.

Mailing your signed proxy form—Sign, date and promptly return the enclosed proxy card, following the instructions on the proxy card.

Contacting your broker, bank or other intermediary—If you are a street name shareholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from such intermediary.

PLEASE NOTE: Submitting a proxy in either electronic or printed form does not affect your right to vote during the Annual Meeting. If you attend the virtual Annual Meeting, you may revoke your proxy and vote even if you have previously submitted a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2018

On or about March 16, 2018, we began mailing the Notice of Internet Availability of Proxy Materials to shareholders of record as of February 28, 2018, and we posted our proxy materials on the website referenced in such Notice (www.proxyvote.com). By visiting this website, you will find the Proxy Statement, the accompanying Notice, and the annual report for United Community Financial Corp. on Form 10-K for the year ended December 31, 2017. If you received a Notice of Internet Availability and would prefer a printed copy of the proxy materials and annual report, please follow the instructions provided in the Notice.

UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or the “Board”) of United Community Financial Corp., an Ohio corporation (“UCFC” or the “Company”), solicits the enclosed proxy to be used at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 26, 2018, at 9:00 a.m., Eastern Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

The Annual Meeting will be an entirely virtual meeting. That means you can attend the 2018 Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/UCFC2018. Be sure to have your 12-Digit Control Number to enter the Annual Meeting. We began mailing and electronically distributing, as applicable, this proxy statement to the shareholders of the Company on or about March  16, 2018.

QUESTIONS & ANSWERS

What is a Proxy? What is a Proxy Statement?

A proxy is another person that you legally designate to vote your shares. If you designated someone as your proxy in a written document, the document also is called a proxy or a proxy card.

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) requires that we make available to you when we ask you to vote your shares at the Annual Meeting. The proxy statement provides you with information to help you vote in an informed manner on matters to be brought up at the Annual Meeting. This proxy statement, notice of the 2018 Annual Meeting, notice of internet availability, form of proxy and the 2017 UCFC annual report are first being sent or made available to shareholders on or about March 16, 2018.

Why am I receiving these materials?

You received these materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the items of business described in this proxy statement.

How will proxies be solicited for the Annual Meeting? Who bears the cost of this proxy solicitation?

The directors, officers and other employees of the Company and Home Savings Bank (“Home Savings”) may communicate with shareholders in person or by telephone, telecopy, mail, e-mail or otherwise for the purpose of soliciting proxies. Our directors, officers and employees will receive no additional compensation for such solicitations.

The costs of this proxy solicitation will be borne by the Company. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares held in “street name” for their reasonable costs associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC rules, we are making this proxy statement and our 2017 annual report available to our shareholders electronically, via the Internet. On or about March 16, 2018, we mailed to our shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com).

If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a copy. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and the annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions contained in the Notice to request such materials. If you previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as requested.

Whether or not you expect to attend the virtual Annual Meeting, we encourage you to take advantage of the electronic voting to ensure that your vote is counted at the Annual Meeting.

I share an address with another shareholder, and we received one copy or multiple copies of the proxy materials. How may we obtain multiple copies or only one copy in the future?

When multiple shareholders share a single address, the Company sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs.

If you wish to receive a separate copy of these materials this year, please send your written request to the Secretary of the Company at the Company’s address noted above or call (330) 742-0500. You may discontinue householding entirely by contacting our stock transfer agent, Computershare, by telephone at (800) 622-6757 or by written instructions sent to Computershare at P.O. Box 30170, College Station, Texas 77842-3170.

A record holder also may request householding by contacting Computershare as noted above. Those holding shares in “street name” may request householding by contacting their bank, broker or other holder of record.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice, including:

•	The election of Marty E. Adams, Lee Burdman and Scott D. Hunter as directors of the Company for three-year terms expiring in 2021;

•	A non-binding advisory vote to approve the executive compensation;

•	Ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2018; and

•	Any other business that may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting? What are the voting rights of those entitled to vote?

Holders of the Company’s common shares at the close of business on the record date may vote at the Annual Meeting. As of February 28, 2018, there were 49,895,357 shares outstanding and, thus, eligible to be voted at the meeting. Each outstanding share will be entitled to one vote on each matter.

What is the Record Date? What does it mean?

The record date for the Annual Meeting is February 28, 2018. The record date is established by our Board, as required by Ohio law. Only those shareholders who own shares of the Company as of the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

What is the difference between a shareholder of record and a “street name” holder?

Shareholder of Record: If your shares are registered directly in your name with the Company, you are considered the shareholder of record, or a registered holder, with respect to those shares.

Street Name Holder: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote before the Annual Meeting?

Shareholders of Record: If you are a shareholder of record, you can submit your proxy to be voted at the meeting:

•	By Internet—If you have Internet access, we encourage you to vote on www.proxyvote.com or on www.virtualshareholdermeeting.com/UCFC2018 by following instructions on the Notice or proxy card;

•	By telephone—Call toll free 1-800-690-6903 within the USA, US territory and Canada and follow the instructions; or

•	By mail—You can vote by completing, signing and promptly returning the enclosed proxy card to the address indicated on the card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote by mail, your proxy card must be received prior to the Annual Meeting.

Street Name Holder: If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your shares voted and to carefully follow your broker’s instructions pertaining to their voting procedures.

Can I vote my shares during the Annual Meeting?

Shareholders of Record: If you are a shareholder of record, you may vote your shares during the Annual Meeting by completing a ballot as provided on www.virtualshareholdermeeting.com/UCFC2018. However, even if you plan to vote at the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Street Name Holder: If you are a “street name” holder, you must follow the directions provided by your broker or nominee.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; and (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management.

We also will continue, as we have previously, to retain an independent tabulator to receive and tabulate the proxies and an independent inspector of election to certify the results.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares:

•	FOR each of the nominees named in this proxy statement for election to the Board;

•	FOR the proposal regarding an advisory vote on executive compensation; and

•	FOR the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2018.

Can I change my mind after I vote?

You may revoke your proxy any time before the polls close at the Annual Meeting. You may do this by:

•	Delivering a written notice expressly revoking the proxy to the Secretary of the Company at the above address prior to the Annual Meeting;

•	Delivering a later dated proxy to the Company at the above address prior to the Annual Meeting; or

•	Attending the online Annual Meeting and voting through www.virtualshareholdermeeting.com/UCFC2018 (except, if you hold your shares in “street name,” [i.e., you hold your shares with a bank, broker or other nominee] you must follow the directions provided by such bank, broker or nominee).

Please note that your attendance at the virtual Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. We expect that our Corporate Secretary will be present during the Annual Meeting.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct on the proxy card. If you sign and return a proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the vote recommendations of the Board—FOR the Board’s nominees, FOR approval of the Company’s executive compensation, and FOR ratification of the selection of Crowe Horwath LLP.

All shares represented by proxies returned to the Company prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting, even if marked as “ABSTAIN” or “AGAINST,” or if not marked at all.

May my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker may have discretion to vote your shares on certain “routine” matters under the applicable rules of the self-regulatory organization of which it is a member. For example, the proposal to ratify the selection of Crowe Horwath LLP as our independent auditor for 2018 is considered a routine matter for which brokerage firms are permitted to vote shares even if they have not received voting instructions. However, your broker will not have discretion to vote on other “non-routine” matters submitted for a vote absent direction from you.

How many votes are needed to elect directors?

The director nominees receiving the greatest number of votes will be elected as directors. Please note that, when voting for directors, you may not cumulate your votes. This means that you may not cast more than one vote per share that you hold for any single nominee.

How many votes are needed to approve the other proposals?

All proposals other the election of directors at the Annual Meeting—including the proposal to approve the executive compensation and the approval of the selection of Crowe Horwath LLP—must receive the approval of a majority of the votes cast on the particular matter at the Annual Meeting. For each of these items, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as present but not voted.

Shareholder approval of the executive compensation and the selection of Crowe Horwath LLP are not binding on the Board. However, your vote on these matters will determine whether such matters are re-considered and revised in the future. Specifically, the outcome of votes with respect to executive compensation will factor into the Compensation Committee’s approach to future executive compensation plans and decisions. The shareholders’ disapproval of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm also may lead the Audit Committee to reconsider this selection for the current or any future fiscal year.

PROPOSAL 1 – ELECTION OF DIRECTORS

On February 20, 2018, the Company announced that Zahid Afzal accepted a position with the Company and Home Savings as its Executive Vice President/Chief Operating Officer. Mr. Afzal joined the Company as a member of UCFC’s and Home Savings’ Boards in 2013, and his service has been invaluable to the Company. Upon accepting his new position with the Company, Mr. Afzal resigned as the Chairman of the Audit Committee, and on February 28, 2018, he resigned from the Board of UCFC. Mr. Afzal will remain as a director of Home Savings, and the Board appreciates his willingness to do so. The Board determined that the vacancy created by Mr. Afzal’s resignation would be closed, and it reduced the size of the Board from ten to nine directors. The Board intends to consider candidates during the near future and will consider increasing the size of the Board if a candidate for the Board is identified.

Our Board has nominated three directors for election at this Annual Meeting for three year terms expiring in 2021. Each nominee is currently serving as a member on the Board. All nominees have agreed to be named in this proxy statement and to serve if elected. We encourage all directors to attend the Annual Meeting, and all of our directors attended the 2017 Annual Meeting of Shareholders.

The following sections provide an overview of the Company’s corporate governance structure and processes, including the criteria we use in selecting director nominees, our Board leadership structure, risk oversight and certain responsibilities and activities of the Board of Directors and its committees.

Nomination Procedures

Nominees for the Board may only be proposed by current directors or by shareholders entitled to vote in the election. Shareholders may submit written nominations setting forth the name and qualifications of candidates for the Board. Such nomination must be received by the Company’s Secretary at the above address by the 60th day before the first anniversary of the most recent annual meeting of shareholders held to elect directors. In any year, if the annual meeting to elect directors is not held on or before the 31st day following such anniversary, then the Secretary must receive written notice within a reasonable time.

Written nominations should state the nominee’s:

•	Name, age, business or residence address;

•	Principal occupation or employment;

•	Particular experience, qualifications, attributes or skills that qualify him or her for election; and

•	Number of common shares of the Company owned either beneficially or of record and duration of ownership.

Each shareholder recommendation properly submitted and supported by adequate information about the candidate’s qualifications will be evaluated by the Nominating and Governance Committee (the “Governance Committee”). If a shareholder does not comply with these requirements, then the nominee will be considered invalid and may be disregarded unless the Chairman of the Board or the acting Chairman at the meeting decides to accept the nomination. For the current election, no director nominations have been received from any shareholders of the Company.

Selection of Candidates

The Governance Committee considers candidates for recommendation to the Board as potential director nominees who are suggested by its members, other Board members and shareholders. The Governance Committee strives to ensure an appropriate balance of knowledge, experience, skills, expertise and diversity exists among the Board members while maintaining the director independence required by law and all applicable rules and regulations. In assessing potential candidates, the Governance Committee applies the following principles and criteria set forth in the Company’s Nominating and Governance Committee Charter and Corporate Governance Guidelines to determine whether recommendation of such candidate would serve the best interests of the Company, the Company’s shareholders and Home Savings.

NOMINATING AND GOVERNANCE

COMMITTEE CHARTER

The Charter directs the Governance Committee to seek a balance of diverse experiences on the Board by recommending candidates who, individually and as a group:

•	Meet the Company’s strategic needs;

•	Can most effectively meet the long-term interests of the Company and its shareholders;

•	Possess the highest personal values, judgment and integrity;

•	Understand the regulatory and policy environment in which the Company and Home Savings operate; and

•	Have diverse experience in the key business, financial and other challenges faced by the Company and Home Savings.

The Charter identifies the following skills and experiences as desirable in a new director:

•	Banking, investment banking, wealth management, trust, insurance or other financial services experience,

•	Community involvement,

•	Marketing or sales experience,

•	Financial expertise,

•	Significant business or real estate experience,

•	Technological knowledge,

•	Enterprise risk management expertise,

•	Legal or regulatory expertise, and

•	Business development expertise.

GOVERNANCE GUIDELINES

The Guidelines establish the following standards to be used in assessing director qualifications. The Governance Committee must consider whether the candidate:

•	Has experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, financial services company, accounting firm, real estate firm, educational institution or not-for-profit organization;

•	Possesses particular skills, expertise or financial wherewithal that enhance the overall composition of the Board;

•	Serves as a member of a board or audit Committee of any other publicly held corporations, which membership is limited to no more than four other boards and two other audit Committees;

•	Is affiliated with a service provider to the Company; and

•	Owns any common shares of the Company.

Share ownership by a director demonstrates a commitment to the Company and aligns such director’s interest with those of you, the shareholder. If a candidate does not own shares of the Company, such candidate must acquire, within three years of election, at least three times the value of the annual retainer paid to directors in share value. If a director fails to do this and demonstrates no good reason for the failure, the director’s fees will be applied to acquire this minimum ownership level, subject to Federal and state securities laws and regulations.

Both the Nominating and Governance Committee Charter and the Corporate Governance Guidelines can be obtained by following the link under Corporate Information on the Company’s investor relations web page at http://ir.ucfconline.com/govdocs.aspx?iid=4002033.

At a minimum, all directors should be able to commit the requisite time to prepare for and attend the regularly scheduled Board and committee meetings. Directors also should be available to participate in any Board and Company matters necessary to ensure good corporate governance and effective service to the needs of the Company and our shareholders. Any director who reaches the age of 75 before the end of his or her term must retire on or before the first annual meeting of shareholders at which the director would stand for re-election. No nominee is discriminated against on the basis of his or her gender, race, religion, national origin, sexual orientation, disability or on any other basis proscribed by applicable law or regulation.

We believe that a Board composed of directors with a wide variety of skills, expertise, professional experience and civic background contributes to the overall success of the Company. This is why, in applying the above criteria, the Governance Committee does not assign any particular weight to each criterion and considers the Board composition as a whole. The selection process ensures a variety of perspectives on any issues faced by the Board and allows the Board to fully meet its responsibilities to our shareholders, employees and the broader community.

Nominees for Director

The Board recommends that you vote FOR each of the following nominees to the Board of Directors for a three-year term expiring in 2021:

Marty E. Adams

Independent	Prior Board Experience:

Age: 65	• Director of PVF Capital Corp. (“PVF”) (January 2010 to February 2013).
• Director of Park View Federal Savings Bank (“Park View Bank”), subsidiary of PVF (September 2009 to February 2013).
Director Since: 2013	• Director of Sky Financial Group, Inc.
• Director of Huntington Bancshares, Inc.

Current Roles:	Prior Business Experience:

• President of Marty Adams Consulting, LLC. • Managing Member of Strategic Value Bank Partners, LLC. • Director of First National Bank of America.

•  Interim Chief Executive Officer of PVF and Park View Bank (March 2009 to September 2009).

•  President and Chief Operating Officer of Huntington Bancshares, Inc., following Huntington Bancshares’ acquisition of Sky Financial Group, Inc. (July 2007 to December 2007).

•  Chairman and Chief Executive Officer of Sky Financial Group, Inc.

Committee Memberships:	Significant Areas of Expertise:

• Chairman, Compensation Committee. • Member, Executive Committee. • Member, Home Savings Board Loan Committee.

•  Extensive leadership experience at several financial institutions.

•  Advises banks and their boards in bank operations and governance.

•  Advises private equity firms regarding bank equity investments.

Community Involvement:

•  Trustee for the University of Mount Union.

•  Member of the Foundation Board of West Liberty University.

The Board believes that the attributes, skills and qualifications that Mr. Adams has developed through more than 34 years of experience in the banking and financial services industries, as well as his service in significant public company leadership positions, including as Chief Executive Officer of multiple financial institutions, enable him to contribute technical knowledge to the Board in nearly all operational areas of banking, including administration, operations, marketing, retail banking and residential, consumer and commercial lending. Mr. Adams also provides invaluable insight in the areas of business, strategic planning, capital planning and raising, mergers and acquisitions, finance, and leadership.

Lee Burdman

Independent	Current Roles:

Age: 54	• Co-Founder and Managing Partner of Redstone Investments, a development, management and acquisitions company focused on shopping center development, headquartered in Youngstown, OH.

Director Since: April 2011	• Director of Home Savings (since April 2011).

Committee Memberships: • Member, Audit Committee. • Member, Compensation Committee. • Chairman, Home Savings Board Loan Committee.

Prior Board Experience:

•  Director of a local community bank and the local bank’s regional successor following its merger.

Significant Areas of Expertise:

•  Owning, managing and developing real estate.

•  Commercial real estate lending.

•  Financial literacy.

•  Executive management experience.

Community Involvement:

•  Long history of director positions on a number of community boards.

The Governance Committee and Board believe that the attributes, skills and qualifications that Mr. Burdman has developed through 32 years of experience in real estate development, in addition to his noteworthy knowledge in the areas of commercial real estate lending and financial literacy, contribute to the balance of expertise among our Board members. Mr. Burdman also possesses valuable financial and leadership experience through his executive management of Redstone Investments as Co-Founder and Managing Partner as well as his board position with a local community bank and successor regional bank that would enable him to provide insight to the Board with regards to lending, real estate, strategic planning insight and local community affairs.

The Honorable Scott D. Hunter

Independent	Current Roles:
Age: 55	• Director of Home Savings (since 2009).
• Area Court Judge and Judge of Misdemeanor Drug Court in Mahoning County, Ohio (since July 1999).
Director Since: 2009	• Managing member of Hunter Hunter-Stevens Land Title Agency, LTD in Canfield, Ohio (since 1998).
• Maintains a private law practice.

Committee Memberships: • Member, Audit Committee. • Member, Compensation Committee. • Chair, Risk Management Committee.	Prior Business Experience: • Partner, Davis & Davis law firm. Significant Areas of Expertise: • Legal services. • Real estate, title and escrow industry.

The Governance Committee and Board believe that the attributes, skills and qualifications developed by Judge Hunter throughout approximately 30 years of providing legal services and working in the real estate, title and escrow industries, in addition to his vast community, public and political service, give him considerable experience within the banking and lending industry that enables him to serve on the Company’s Board. Judge Hunter also contributes to the Board his significant guidance and expertise in the areas of regulatory compliance, community perspective, lending and real estate and leadership. His public and private sector background enhances director diversity.

Continuing Directors

Below are the individuals who will continue to serve as directors of the Company and Home Savings in the upcoming year:

Louis M. Altman

Independent	Current Roles:

Age: 49	• Co-managing partner of the A. Altman Company (“Altman Company”), a full service real estate development firm for commercial, residential, office, medical and hotel properties, since 1999.

Director Since: 2017	• Director of Home Savings (since February 1, 2018).

Committee Memberships:

•  Member, Governance Committee.

•  Member, Home Savings Trust Committee.

•  Member, Home Savings Board Loan Committee.

Prior Board Roles:

•  Director of Ohio Legacy Corp. (February 2010 to January 31, 2018).

•  Director of Premier Bank & Trust (February 2010 to January 31, 2018).

•  Director of Sky Bank (2006 to 2007).

Prior Business Experience:

•  Partner of Altman Company (1991 to 1999).

•  Regional Director of Western Reserve Region, Sky Bank.

Significant Areas of Expertise:

•  Experienced director of a financial institution.

•  Extensive background in managing, developing and financing commercial real estate ventures.

•  Direct involvement in all aspects of the business, including acquisitions, site selection, development, financing, leasing, management and property disposition.

The Governance Committee and Board has determined that that the attributes, skills and qualifications developed by Mr. Altman through his role as a director of financial institutions over the past 11 years and his broad experience in real estate development would benefit the Board due to his unique insight in the areas of financing, property management, acquisition, business development and leadership.

Patrick W. Bevack

Age: 71

Director Since: 2010

Current Roles:

•  President of PWB Consulting, LLC.

•  Director of Home Savings (since 2007).

Committee Memberships:

•  Member, Risk Management Committee.

•  Member, Executive Committee.

•  Member, Home Savings Board Loan Committee.

Previous Company Roles:

•  President and Chief Executive Officer of the Company (January 2011 to March 2014).

•  President and Chief Executive Officer of Home Savings (March 2009 to March 2014).

•  President and Chief Operating Officer of the Company (January 2007 to March 2009).

•  Executive Vice President, Chief Financial Officer and Treasurer of Home Savings (June 2003 to January 2007).

•  Senior Vice President of Mortgage Lending for Home Savings (June 2000 to June 2003).

Prior Business Experience:

•  Executive Vice President, Chief Financial Officer and Assistant Secretary of Metropolitan Bank and Trust.

Significant Areas of Expertise:

•  Over 41 years of banking experience.

•  CPA (currently inactive).

•  MBA in finance.

The Governance Committee and Board believe that the attributes, skills and qualifications that Mr. Bevack has developed through over 41 years of service in the banking industry enable him to contribute to the Board through his technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and residential, consumer and commercial lending) and invaluable insight in the areas of business, strategic planning, financial, mergers and acquisitions and leadership.

Scott N. Crewson

Independent Age: 61 Director Since: 2009 Committee Memberships: • Chairman, Audit Committee • Member, Compensation Committee. • Member, Risk Management Committee.

Current Roles:

•  Director of Home Savings (since 2009).

Prior Business Experience:

•  More than 27 years in executive-level positions at BP plc, in London, England, including most recently as Deputy Director for Business Development from 2005 through 2008.

•  Commercial Manager for Toledo Refinery (1998 to 2004).

Significant Areas of Expertise:

•  Extensive experience in business development and strategic planning for a Fortune Global 500 company.

The Governance Committee and Board believe that the attributes, skills and qualifications, including, but not limited to, profit and loss management, new business development, performance management, risk management and strategic planning, that Mr. Crewson has developed through his myriad of executive-level positions with BP plc provide significant contributions to the Board. Mr. Crewson offers a highly developed business acumen that enables him to provide invaluable business insight, leadership, guidance and expertise in the areas of strategic planning, risk management and profit and loss management. Having served BP internationally across several geographies and cultures, Mr. Crewson also adds diversity of experience to the Board.

Richard J. Schiraldi, Chairman

Independent

Age: 63

Director Since: 2002

Committee Memberships:

•  Member, Audit Committee.

•  Member, Compensation Committee.

•  Chairman, Executive Committee.

•  Chairman, Governance Committee.

•  Ex-Officio Member of all other Board Committees.

Current Roles:

•  Chairman of the Board.

•  Chairman and Director of Home Savings (since 2005).

Prior Business Experience:

•  Partner, Cohen & Company, Certified Public Accountants in Youngstown, Ohio (1990 to December 31, 2016).

•  Director of Tax Operations in Youngstown, Ohio office of Cohen & Company (1983 to 2003).

•  CPA, Touche Ross.

•  Owner and Director of Sequoia Financial Group, LLC, which provides services including financial planning, asset management, insurance sales, estate planning and employee retirement design and implementation.

Significant Areas of Expertise:

•  32 years of public CPA experience.

•  Experienced business owner.

Community Involvement:

•  Distinguished record of service as trustee and director for numerous non-profit entities.

The Governance Committee and Board believe that the attributes, skills and qualifications developed by Mr. Schiraldi throughout his 32 years as a CPA as well as his experience as the owner and manager of privately held businesses and director of numerous not-for-profit entities enable him to contribute significant insight to the Board in the areas of strategic planning, tax, accounting and financial, local community affairs and leadership. Due to his specific expertise and experience,

Mr. Schiraldi also may serve as a financial expert to the Audit Committee, which is required by the rules applicable to companies listing on the NASDAQ Stock Market.

Gary M. Small

Age: 57

Director Since: 2014

Current Roles:

•  President and Chief Executive Officer of the Company and Home Savings (since April 2014).

•  Director of Home Savings (since March 2014).

Committee Memberships:

•  Member, Executive Committee.

•  Member, Home Savings Board Loan Committee.

•  Member Home Savings Trust Committee.

Prior Business Experience:

•  Senior Executive Vice President and Chief Banking Officer for S&T Bank, located in Indiana, PA (January 2013 to March 2014), including responsibility for wealth management, retail banking and insurance business groups.

•  Various senior executive officer positions with Jackson Hewitt Tax Services, including Senior Vice President of Customer Operations (May 2011 to December 2012) and Chief Operating Officer (January 2009 to May 2011).

•  Executive Vice President and Regional Banking Group President for Huntington National Bank.

•  Executive Vice President and Head of Regional Banking for Sky Financial Group.

•  20 years in a number of senior operating and financial roles with National City Corporation and its predecessor Merchants National Corporation, including four years as Executive Vice President and Retail Network Executive with responsibility for over 200 branch locations across the Midwest.

Significant Areas of Expertise:

•  Over 31 years of banking experience.

•  Extensive financial and operations leadership experience.

The Board believes that the attributes, skills and qualifications that Mr. Small has developed throughout more than 32 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and lending) and to contribute invaluable insight to the Board in areas of business, strategic planning, financial institutions, mergers and acquisitions and leadership.

Ellen J. Tressel

Independent Age: 63 Director Since: 2014 Committee Memberships: • Member, Governance Committee. • Member, Risk Management Committee. • Chairwoman, Home Savings Trust Committee.

Current Roles:

•  Director of Home Savings (since October 2014).

Prior Business Experience:

•  Approximately 14 years with Butler Wick & Co., Inc., a securities brokerage firm, where she served as Vice President of Trading for 11 years.

Significant Areas of Expertise:

•  Securities and Financial Services.

•  Community and local affairs.

Community Involvement:

•  Currently serves and has a history of serving as a director of numerous charitable organizations.

The Board believes that the attributes, skills and qualifications that Mrs. Tressel has developed through her lifelong community service and her experience in the financial services industry enable her to contribute to the Board her financial and strategic planning expertise, local perspective on community affairs and valuable leadership insight. Mrs. Tressel also enhances the Board’s diversity, which is one of the Governance Committee’s goals in recruiting potential directors.

The above information, as of the date of this proxy statement, concerning the age, principal occupation, affiliations and business experience of each nominee for election as a director of the Company has been furnished to us by each nominee. If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute candidate as the Board recommends.

The Board of Directors recommends that you vote FOR each of the nominees named above.

The above information, as of the date of this proxy statement, concerning the age, principal affiliations and business experience of each of the continuing directors of the Company has been furnished to us by each director.

Director Independence

Board Member Independence. The current Board consists of nine directors, one of which is currently employed by the Company (Mr. Small). After conducting an annual review, the Board has determined that eight of the non-employee directors on the current Board (Messrs. Adams, Altman, Burdman, Crewson, Hunter and Schiraldi and Mrs. Tressel) are “independent” in satisfaction of applicable rules and legal requirements. To qualify as “independent,” each director must (a) satisfy the independence requirements established by listing rules of the NASDAQ Stock Market (“NASDAQ”), and (b) constitute a “non-employee director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committee Independence. All members of the Audit Committee, Compensation Committee and Governance Committee must qualify as independent directors, according to the NASDAQ listing rules. These rules provide that a director is only independent if the company’s board of directors makes an affirmative determination that the director has no material relationship with the Company that would impair his or her independence. Heightened independence standards are also imposed for:

•	Audit Committee members, who must satisfy independence criteria in Rule 10A-3 of the Exchange Act. To meet this standard, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee (1) accept, directly or indirectly, any consulting advisory or other compensatory free from the Company or any of its subsidiaries and (2) be an affiliated person of the Company or any of its subsidiaries.

•	Compensation Committee members, who will be evaluated according to the independence criteria set forth in the NASDAQ listing rules. In considering a director’s independence, the Board must consider all factors relevant to determining whether a director has a relationship with the Company which is material to that director’s ability to be independent from management in connection with the duties attendant to membership on the committee, including but not limited to: (1) the source of such director’s compensation, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (2) whether such director is affiliated with the Company or any of its subsidiaries or affiliates.

The Board has determined that all members of the Audit Committee, Compensation Committee and Governance Committee are independent and, where applicable, also satisfy these committee-specific independence requirements.

Director Attendance

During 2017, the Board met eight times for regularly scheduled meetings and four times for a joint special meeting of the Company and Home Savings Boards. No director attended less than 75% of all meetings of the Board and the committees on which such director serves.

Leadership Structure

Mr. Schiraldi currently serves as Chairman of the Company’s Board and the Board of Home Savings. Our Governance Committee, after reviewing the Board leadership structure, continues to believe that an independent, non-executive Chair provides the most effective Board leadership structure for the Company, while allowing the Board to benefit from Mr. Schiraldi’s significant leadership experience and financial services expertise. Each year, our Board conducts an evaluation of the independent non-executive Chairman, which is overseen by a member of the Nominating and Governance Committee, and reported to the full Board. The results of the evaluation are discussed with the Chairman, and consideration of the evaluation is given prior to the Board of Director electing the Chairman in April each year.

Having served in this position since 2010, Mr. Schiraldi continues to meet the needs of the Board and fulfill the following responsibilities as Chairman:

•	Ensuring independent and open discussions among Board members, including at least quarterly executive sessions of all outside directors, and monthly executive sessions of all Board members;

•	Addressing and leading the discussion regarding any governance issues as they arise;

•	Serving as liaison among and between independent directors and the President and CEO with respect to issues not readily or easily discussed in a formal setting;

•	Overseeing annual committee evaluations and an evaluation of the full Board;

•	Partnering with the President and CEO to achieve our strategic goals and to establish a pathway between the Company’s governance and management; and

•	Strengthening organizational unity, fostering respect for organizational history and ensuring effective succession planning for the CEO and Board.

As the independent, non-executive Chairman of the Board, Mr. Schiraldi serves on all Board committees, either as an appointed member or as an ex-officio member, and presides over all executive sessions of the Board. The Board believes that this structure is essential to enhancing the Board’s governance practices, ensuring open discussions among independent directors, facilitating independent communication between the Board and management, and establishing effective leadership within the Board.

While the Board may modify this structure, if necessary, the Board has determined that the current structure continues to provide efficiency in corporate governance and to protect the Company’s best interests by:

•	Providing separate roles of Board Chairman and Chief Executive Officer to ensure strong corporate governance practices because our President and Chief Executive Officer can focus on executing the Company’s strategies in day-to-day management and operations, while Mr. Schiraldi, our Chairman, can focus on governance matters and building an effective relationship between the Board and management; and

•	Enhancing the Board’s risk oversight function through the Chairman’s participation in the activities of each committee and role as a source of information with regards to material risks encountered by such committees.

Board Committees

The Board has an Audit Committee, an Executive Committee, a Compensation Committee, a Nominating and Governance Committee and a Risk Management Committee. The primary responsibilities of each committee are set forth below, together with the current membership and number of meetings. Committee charters for the Audit, Compensation, Governance and Risk Management Committees may be found under “Corporate Governance” at http://www.ucfconline.com/.

Audit Committee

The Audit Committee oversees the Company’s accounting and internal auditing functions and controls, as well as its loan review processes. The Audit Committee also must: (1) appoint an independent registered public accounting firm to audit the Company’s financial statements and internal controls over financial reporting; (2) engage a fully outsourced internal audit firm to administer the Company’s internal audit plan; and (3) engage a fully outsourced (and independent) loan review firm.

The current members of the Audit Committee include: Lee Burdman, Scott N. Crewson (Chairman), Scott D. Hunter and Richard J. Schiraldi. The Board has determined that Mr. Schiraldi qualifies as an audit committee financial expert.

The Audit Committee met eight times during 2017 and one time in a joint meeting with the Risk Management Committee.

Compensation Committee

The Compensation Committee assists the Board in overseeing the Company’s compensation practices, programs and arrangements for the Company’s executive officers and directors. Attendant to this responsibility, the Committee annually determines the compensation package for the Company’s executive officers, including the Named Executive Officers for whom compensation is required to be disclosed in the Summary Compensation Table below on page 34, and certain executive officers of Home Savings.

The Compensation Committee has the authority to engage an independent compensation consultant in determining the Company’s practices regarding executive compensation. The role of the independent compensation consultant is discussed more fully below under “Compensation Discussion and Analysis – Role of the Independent Compensation Consultants.” Occasionally, the Compensation Committee will invite certain members of management to discuss the Company’s performance and to provide additional information on matters affecting the compensation of each of the executive officers. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation. In addition, Mr. Small did not make recommendations to the Compensation Committee regarding his compensation, and all decisions regarding his compensation are made in executive sessions of the Compensation Committee or the Board, without his presence.

As a committee composed of non-employee directors, the Compensation Committee also periodically reviews and makes recommendations to the Board regarding the appropriate fees to be paid by the Company to its non-employee directors. Our executive officers have no role in determining the amount or form of non-employee director compensation. The Compensation Committee may retain one or more compensation consultants, as it deems necessary or appropriate, to assist in the evaluation of director compensation.

The current members of the Compensation Committee include: Marty E. Adams (Chairman), Lee Burdman, Scott N. Crewson and Richard J. Schiraldi.

The Compensation Committee met six times during 2017.

Compensation Committee Interlocks and Insider Participation. Marty E. Adams (Chairman), Zahid Afzal, Lee Burdman, Scott N. Crewson, Richard J. Schiraldi and Ellen J. Tressel served on the Compensation Committee during 2017. There were no Compensation Committee interlocks or insider (employee) participation during 2017.

Nominating and Governance Committee

The Governance Committee oversees the Board’s corporate governance procedures and practices, including evaluating recommendations of potential director nominees from directors and shareholders, recommending such candidates to the Board for nomination and overseeing governance matters affecting officers and directors. The Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors.

The Governance Committee also conducts, on an annual basis, the Board’s self-evaluation process, overseen by the Chairman of the Board in coordination with the Corporate Secretary of the Company. The Board has adopted a three year rotating evaluation cycle wherein each year the Board conducts its evaluation with a different focus each year. In the first year, the Board conducts an overall evaluation of the Board as a whole. During the second year, the Board will evaluations will focus on Board committee performance, including each particular board committee’s processes, functions, composition and leadership. In the third year, the Board will conduct one-on-one peer evaluations of each individual director. Each year, however, directors will be invited to address any overall concerns with the Board’s performance, structure, leadership and processes. The Board believes that this newly adopted approach will ensure directors to maintain a fresh perspective on the evaluation process and improve overall board governance.

The current members of the Governance Committee include: Louis M. Altman, Scott D. Hunter, Richard J. Schiraldi (Chairman) and Ellen J. Tressel.

The Governance Committee met three times during 2017.

Risk Management Committee

The Risk Management Committee oversees the governance of specific risks faced by the Company, as more fully described below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT – Role of Board in Risk Oversight.” In discharging this responsibility, the Risk Management Committee reviews management’s efforts to assess, monitor and mitigate enterprise wide risks within the organization.

The current members of the Risk Management Committee include: Zahid Afzal, Patrick W. Bevack, Scott N. Crewson, Scott D. Hunter (Chairman) and Ellen J. Tressel.

The Risk Management Committee met five times during 2017 and one time in a joint session with the Audit Committee.

Executive Committee

The Executive Committee oversees the Company’s strategic growth plans as it relates primarily to mergers and acquisitions. The Committee is delegated authority to engage investment bankers, legal counsel and other advisors in connection with evaluating the Company’s strategic alternatives. The Committee also has been delegated authority to review and approve non-binding indications of interest made on behalf of the Company with respect to potential mergers and acquisitions.

The current members of the Executive Committee include: Marty E. Adams, Zahid Afzal, Patrick W. Bevack, Richard J. Schiraldi (Chairman) and Gary M. Small.

The Executive Committee met one time in 2017.

Risk Management

Risk management is essential to the long-term health of the Company. We have established processes to manage the risks inherent in the Company’s operations and will continue to assess and revise these processes as necessary. While management provides the day-to-day oversight of risks, the Board and its committees oversee the enterprise risk management process. The Board has established appropriate risk tolerances for all aspects of the organization’s business through reviewing and adopting corporate policies and establishing certain key risk and performance indicators.

To remain abreast of the effectiveness of the Company’s risk management processes, the Board regularly reviews reports from members of senior management on areas of material risk and evaluates committee meeting minutes, noting the committee’s discussion of such risks and identification of necessary actions. The Board’s open communication with management and coordination of risk oversight functions between its committees help the Board to consistently assess and modify, if necessary, the Company’s risk identification, management and mitigation strategies.

Several UCFC and Home Savings committees, including the Audit, Compensation and Risk Management Committees and Home Savings’ Board Loan and Trust Committees, assist the Board in fulfilling its oversight responsibilities. Mr. Schiraldi, as an appointed or ex-officio member on all these committees, ensures that each director is aware of the material risks that have been reported to and discussed by the various committees.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the areas of internal control over financial reporting and disclosures, related procedures, and legal and regulatory compliance. The Audit Committee identifies such risks through review of reports from our independent internal auditor, independent loan review firm and independent public accounting firm, as well as reports from our President and CEO, Chief Financial Officer, Chief Risk Officer, General Counsel and Chief Compliance Officer.

The Compensation Committee assesses the risks inherent in compensation programs for management, including our incentive compensation programs. By reviewing and assessing executive compensation, developing and monitoring these incentive programs and recommending equity awards under our Long-Term Incentive Compensation Plan to the Board or independently approving such awards itself, the Compensation Committee gains a comprehensive and in depth view of the functioning and effectiveness of such compensation programs and processes. The Compensation Policies and Practices Risk Assessment report from the Senior Vice President of Human Resources also provides an avenue to monitor the risks arising from such programs. The Risk Assessment is done an annual basis, and it has demonstrated that the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company.

The Risk Management Committee assists the Board in overseeing our enterprise-wide risks, including credit, market, liquidity, operational, legal, reputational, compliance and regulatory risks. Towards this end, the committee monitors the key risks, assesses management’s compliance with our Corporate Risk Management and Control Policy and the risk tolerances established by the Board, and reviews the status of any corrective measures or enhancements resulting from examination findings and recommendations as well as our legal and regulatory compliance. The Committee has extensive authority for reviewing and approving changes to the Company’s corporate policies that impact the Company’s risk profile.

Combined efforts among the committees also ensure that these risk management functions are fluid and shared by all members of our Board. For example, the Audit and Risk Management Committees conducted a joint meeting in January 2017 to discuss major risks facing the Company, e.g., our efforts to mitigate cybersecurity risks, and to review and approve the 2017 internal audit plan.

The Home Savings and management-level committees also provide added support to our risk management processes.

Three significant Home Savings committees with respect to risk management include the Home Savings Board Loan Committee, the Trust Committee and the Home Savings Officers Risk Management Committee.

The Home Savings Board Loan Committee primarily reviews larger commercial borrower relationships and the actions of the executive and officers’ loan committees, and it reviews certain loan concentration and loan portfolio tolerance reports. The Committee generally meets six times per year.

The Home Savings Trust Committee is charged with overseeing that the Trust Department of Home Savings is operated in a safe and sound manner and that the assets of the Trust Department are accounted for separately from the assets of the Bank. The Trust Committee reviews a variety of reports from the officers’ trust committee and reviews on an annual basis certain larger trust accounts or those trust accounts that inherently present more risk to Home Savings while serving as Trustee. The Trust Department generally meets on a quarterly basis.

The Home Savings Officers Risk Management Committee, under the leadership of our Chief Risk Officer, oversees and reports the results of various risk assessments, including those conducted by members of the Officers Risk Management Committee with respect to credit, market, liquidity, operational, compliance and regulatory risks. As such assessments are completed, the Chief Risk Officer reports the results of such assessments directly to the Board Risk Management Committee. The Home Savings Officers Risk Management Committee also receives quarterly reports regarding changing risks associated with each of the identified risk areas and all key risk indicators monitored by management and the Board.

The management-level Disclosure Committee reviews SEC disclosures, including but not limited to our earnings releases, Forms 10-K and 10-Q and proxy statements. Home Savings also has the following management-level committees: Asset/Liability Committee, Asset Review Committee, Community Reinvestment Act Committee, Compensation and Benefits Committee, Investment Committee, Information Technology Steering Committee, Executive Officers Loan Committee, Officers Loan Committee, Officers Risk Management Committee and Officers Trust Committee. Each of these committees has responsibility for assessing and monitoring risks that arise within their area of expertise and must report to our Board on any risks reviewed and assessed.

Compensation of Non-Employee Directors

Our non-employee directors receive cash compensation in the form of an annual retainer and equity compensation in the form of restricted shares. The Compensation Committee and Board believe that directors should have an ownership interest in the Company and that awarding restricted shares as part of Board compensation effectively aligns the interests of directors and shareholders by putting a portion of director compensation at risk. The Compensation Committee and Board contemplate that future equity awards in the form of restricted shares will be issued to directors as additional compensation or in lieu of cash compensation.

In 2015, at the request of the Compensation Committee of the Board of Directors, management conducted an extensive director compensation study that resulted in the current director compensation program being approved by the Board. Thereafter, on an annual basis, management conducted a general review of Board compensation for the Compensation Committee, and no changes to the original program were made. However, during 2017, the Board engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to conduct a director compensation review to review the compensation paid to directors and assess the competitiveness of the Company’s compensation program relative to market. In conducting the assessment, Pearl Meyer analyzed the director compensation programs of the Company’s peer group (discussed below) as well as other similarly-sized publicly-traded companies from the 2016-2017 NACD Director Compensation Report. Pearl Meyer determined that director compensation is still aligned with market practices; accordingly, the Compensation Committee of the Board of Directors determined not to make any changes to director compensation in 2017.

Annual Retainer.

Directors receive an annual retainer of $15,000 in cash and $25,000 in restricted shares. The restricted shares, which are awarded annually in quarterly installments and vest one year from the date of grant, help align the interests of Board members and shareholders. Currently, all UCFC directors also serve on Home Savings’ Board. For their service on Home Savings’ Board, the directors do not receive an additional retainer. Mr. Small, as an executive officer of the Company, received no compensation for his Board service (and Messrs. Afzal and Garrity, who serve on the Home Savings Board, also receive no compensation for their service on that Board).

Mr. Schiraldi, our independent, non-executive Chairman of the Board, received an additional annual retainer of $15,000 in cash and $15,000 in restricted shares. The restricted shares are awarded annually in quarterly installments and vest two years from the date of grant.

During 2017, the directors received four awards of restricted shares representing a portion of their annual retainer, with each award equaling $6,250 in restricted shares. Mr. Schiraldi also received $3,750 additional restricted shares in each quarter of 2017 as part of his additional retainer for serving as Chairman. The restricted share awards were made under the Company’s 2015 Long Term Incentive Compensation Plan.

Committee Meeting Fee; Retainer. As a result of the original director compensation study completed in 2015 and as confirmed by the Pearl Meyer compensation study for 2017, for all Committees of the Board, with the exception of the Executive Committee (which meets on an as needed basis without predictability), the Board approved annual retainers in lieu of per meeting fees. The amount of the retainer was based upon a review of director compensation of peer companies and consideration of the number of meetings and time commitment of directors necessary to prepare and participate in the various committee meetings. The retainers for the committee chair and members are set forth in the table below and are paid on a quarterly basis:

Committee	Chair Annual Retainer	Member Annual Retainer
Audit	$10,000	$7,500
Board Loan	$8,000	$6,000
Compensation	$8,000	$6,000
Nominating & Governance	$6,000	$4,500
Risk Management	$8,000	$6,000
Trust	$6,000	$4,500

The Executive Committee chairman and members are paid a per-meeting fee of $800 and $600, respectively.

The table below sets forth the fees earned by or paid to, and the option and restricted share awards granted to, each non-employee director in 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Marty E. Adams	$30,500	$25,000	—	$55,500
Zahid Afzal	32,500	25,000	—	57,500
Louis M. Altman	22,500	22,914	—	45,414
Patrick W. Bevack	27,600	25,000	—	52,600
Lee Burdman	36,500	25,000	—	61,500
Scott N. Crewson	33,600	25,000	—	58,600
Scott D. Hunter	35,000	25,000	—	60,000
Richard J. Schiraldi	50,300	40,000	—	90,300
Ellen J. Tressel	31,500	25,000	—	56,500

(1)	The total number of outstanding (vested and unvested) stock and options awards for each director as of December 31, 2017 is as follows: Mr. Adams: 2,846 in restricted shares; Mr. Afzal: 2,846 in restricted shares and 4,000 options; Mr. Altman: 2,627 in restricted shares; Mr. Bevack: 2,846 in restricted shares and 60,000 options (all of which Mr. Bevack received during his tenure as an employee of the Company); Mr. Burdman: 2,846 in restricted shares and 4,000 options; Mr. Crewson: 2,846 in restricted shares; Mr. Hunter: 2,846 in restricted shares and 2,000 options; Mr. Schiraldi: 7,038 in restricted shares and 57,632 options; and Mrs. Tressel: 2,846 in restricted shares.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and Section 14 of the Exchange Act, require that our shareholders have an opportunity to approve, in a non-binding advisory vote, the compensation of the Named Executive Officers as disclosed in this proxy statement. Our Named Executive Officers are those individuals included in the Summary Compensation Table on page 34 of this proxy statement. The compensation being approved is the compensation required to be disclosed in this proxy statement by applicable SEC rules, including the compensation described in the Compensation Discussion and Analysis, the accompanying tables and any related material disclosed in this proxy statement.

The Board has structured the Company’s executive compensation program with the following objectives in mind:

•	Compensation should be directly linked to corporate operating performance and, with the exception of the President and CEO, personal performance; and

•	All officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to our approved peer group as well as their peers within the financial services industry.

The Board urges you to read the “Compensation Discussion and Analysis” starting on page 21 of this proxy statement and the related compensation tables and narrative through page 34 prior to voting on the Company’s executive compensation.

The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of our named executive officers as named in the Summary Compensation Table of the Company’s 2018 Proxy Statement, as described in the ‘Compensation Discussion and Analysis,’ the compensation tables and the related disclosure contained on pages 21 to 42 in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board or create or imply any additional fiduciary duty by the Board. The Compensation Committee will review and consider the outcome of the vote and may take into account the outcome when considering future executive compensation arrangements.

The Board recommends that you vote FOR the approval of our executive compensation.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of the Company and Home Savings who do not serve on the UCFC Board:

Name	Age	Position held

Zahid Afzal	55	Executive Vice President/Chief Operating Officer, Home Savings, Director, Home Savings

Timothy W. Esson	68	Chief Financial Officer of UCFC; Executive Vice President and Chief Financial Officer, Home Savings

Matthew T. Garrity	51	Executive Vice President – Commercial Lending and Credit Administration, Home Savings, Director, Home Savings

Jude J. Nohra	49	General Counsel and Secretary of UCFC; Executive Vice President—Corporate Governance, General Counsel and Secretary, Home Savings

Barbara J. Radis	49	Executive Vice President – Retail Banking, Home Savings

Zahid Afzal. Mr. Afzal was appointed Executive Vice President/Chief Operating Officer of UCFC and Home Savings on February 20, 2018, and his employment commences on March 19, 2018. Mr. Afzal also serves as a director of Home Savings, a position he has held since October 2013. Upon accepting his new position with the Company, Mr. Afzal resigned from the UCFC Board effective February 28, 2018. While serving on UCFC’s Board, Mr. Afzal served as a member of the Audit, Compensation, Nominating & Governance, Executive and Risk Management Committees, and he was Chairman of UCFC’s Audit Committee until he accepted his position with UCFC and Home Savings. Prior to joining Home Savings, Mr. Afzal served as the Executive Vice President, Chief Operating Officer of Capital Bank Financial Corp. in Raleigh, North Carolina, from October 2013 until November 2017. Prior to that, he served as a consultant to Capital Bank from May 2013 until October 2013. From March 2006 until February 2013, he was the Senior Executive Vice President, Chief Information Officer and Chief Operating Officer of Huntington National Bank.

Timothy W. Esson. Mr. Esson was appointed Chief Financial Officer of the Company on February 24, 2015. Mr. Esson also serves as the Executive Vice President and Chief Financial Officer of Home Savings, positions held since March 2011. Prior to becoming CFO of the Company, Mr. Esson served as Principal Accounting Officer and Treasurer of the Company, beginning April 10, 2014. Mr. Esson also served as Vice President of Finance of Home Savings from May 2003 until March 2011.

Matthew T. Garrity. Mr. Garrity was appointed to the Home Savings Board on February 20, 2018 and has been Executive Vice President, Commercial Lending and Credit Administration of Home Savings since June 2013. Prior to that time, Mr. Garrity served as Senior Vice President and Chief Credit Officer from June 2009 until June 2013. Mr. Garrity served as Senior Vice President – National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer – Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007.

Jude J. Nohra. Mr. Nohra has been General Counsel and Secretary of the Company since July 2009, and he was promoted to Executive Vice President—Corporate Governance, General Counsel and Secretary of Home Savings in June 2013. He served as Senior Vice President, General Counsel and Secretary of Home Savings from July 2009 until June 2013. Mr. Nohra served as Secretary of the Company and Vice President, General Counsel and Secretary of Home Savings from June 2004 until July 2009. Before joining the Company, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. (now known as Squire Patton Boggs) for approximately five years where he practiced in the firm’s corporate department and financial services practice group, focusing on general business representation of public and private companies, bank regulatory matters, mergers and acquisitions, securities law matters, real estate transactions and financings, tender offers and corporate governance. Prior to joining Squire, Sanders and Dempsey, Mr. Nohra served for two years as a judicial law clerk in the U.S. District Court for the Northern District of Ohio. Mr. Nohra also is a CPA, but he is currently inactive.

Barbara J. Radis. Mrs. Radis was promoted to Executive Vice President, Retail Banking of Home Savings, on February 23, 2016. Prior to that she served as Senior Vice President, Retail Banking of Home Savings since January 2011. Before joining Home Savings, Mrs. Radis served as Director of Retail Administration and Branches at Lorain National Bank from August 2009 until December 2010. Mrs. Radis also served as Regional Manager for AmTrust Bank from March 2004 until February 2009.

Messrs. Esson, Garrity and Nohra and Mrs. Radis, together with Mr. Small, constitute our “Named Executive Officers” for whom certain compensation information must be disclosed under applicable SEC regulations.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The compensation philosophy of the Company generally is to establish a competitive base salary targeted to approximate the median base salary of our peer group and competitive total compensation targeted to approximate the median total compensation of our peer group, which is identified below. Variable awards, comprised of short and long term incentive compensation, which include cash and stock awards, are designed to result in total direct compensation to Section 16 Officers that approximate (i) peer median levels for overall financial performance at median levels, (ii) peer 75th percentile compensation levels for overall financial performance at peer 75th percentile levels and (iii) peer 25th percentile compensation levels for overall financial performance at peer 25th percentile levels.

Compensation Objectives

Our executive compensation program for 2017 was intended to achieve the following primary objectives:

•	Drive performance relative to our financial and strategic goals;

•	Fairly compensate our executive officers for their individual performance;

•	Align executives’ interests with those of our shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on Company and individual executive officer performance.

We believe our compensation philosophy, practices and programs for 2017 for our executive officers were balanced and risk appropriate, demonstrated alignment with shareholder interests, and provided a competitive and effective program to motivate and retain our management team to achieve the strategic goals we set for 2017.

Corporate Governance

The Compensation Committee (the “Committee”) and the Board have adopted certain governance principles that we believe are important to our shareholders and are in the Company’s best interests:

•	We maintain a robust stock ownership policy that requires: (i) directors to hold shares worth at least three times the annual cash and stock retainer for directors (currently, the equivalent of $120,000 in the Company’s shares) within three years of being elected to the Board; (ii) the President and CEO to hold shares worth at least three times his annual base salary within five years of being hired or promoted; and (iii) all other executive officers to hold shares worth at least one times their annual base salary within five years of being hired or promoted. All directors and executive officers are currently in compliance with the Company’s policy, including any grace periods set forth in such policy;

•	We have in place a robust no-hedging/no-pledging policy that prohibits our directors and Section 16 officers from engaging in hedging transactions with our stock or pledging their shares as collateral for any indebtedness;

•	Our clawback policy allows our Board to recoup any excess incentive compensation paid to our Section 16 Officers if (i) the Company restates its financial results because of an accounting restatement due to material non-compliance with financial reporting under the federal securities laws, or is otherwise based upon fraud, intentional misconduct or gross negligence; or (ii) there has been a substantial, erroneous calculation of the Company’s incentive compensation plans from which awards are made for any period;

•	Our long term incentive plan adopted in 2015 provides for equity awards that reward performance over a three-year period; and

•	We annually conduct a risk assessment of all of our compensation plans to ensure the compensation programs discourage inappropriate risk taking.

In determining executive compensation for 2017, the Committee considered the fact that our shareholders approved the 2016 compensation program at our 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) relating to 2016 compensation. At the 2017 Annual Meeting, 70.7% of all outstanding shares entitled to vote voted in favor of our compensation program, and 94.6% of the shares cast voted in favor of our compensation program. Under the Company’s current articles of incorporation, as amended by the shareholders at the 2016 Annual Meeting, the affirmative vote of a majority of votes cast at the 2017 Annual Meeting is required to approve our compensation program.

The Committee is determined to continue to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider future advisory votes and any shareholder concerns that are raised with the Board or Committee. We also will continue to request annually an advisory vote from our shareholders on the Named Executive Officers’ compensation. This is consistent with the frequency vote that was supported by our shareholders at the 2013 Annual Meeting of Shareholders. Further, our CEO will continue to meet frequently with shareholders and prospective investors, and our Investor Relations Department and General Counsel and Secretary will remain available to shareholders, in order to ensure several avenues exist for shareholders to communicate with us.

Role of the Compensation Committee, Management and Independent Consultants

The Committee has the primary responsibility for meeting the Board’s obligations to establish the compensation of our Section 16 Officers. Accordingly, all 2017 compensation decisions related to our executive officers were made directly by the Committee. The Committee approved the 2017 base salaries of and the target awards under our annual and long term incentive plans to our executive officers, which awards are discussed in greater detail below.

During the fourth quarter of 2016 and through the first quarter of 2017, the Compensation Committee engaged Pearl Meyer, to consult with the Committee regarding the Company’s compensation practices and to make recommendations regarding the compensation of the Company’s Section 16 executive officers that are consistent with our compensation philosophy and our business strategies. The Committee selected Pearl Meyer for, among other reasons, its reputation for providing comprehensive solutions to complex compensation challenges for various companies, its prior work done for the Committee and its specific expertise in the financial services industry. Pearl Meyer provided market information and analysis as background to decisions regarding total compensation, including base salary, short and long-term incentives, and perquisites for the CEO, other Section 16 executive officers and directors. Pearl Meyer is not affiliated with us nor did they, or their affiliates, provide any other services or perform other work for us in 2017, except the Board compensation review conducted on behalf of the Committee and certain specified work requested by the Committee in connection with its preparation of Mr. Small’s new employment agreement entered into with the Company on February 20, 2018. The Committee has reviewed all services provided by Pearl Meyer in 2017, and has determined that Pearl Meyer is independent with respect to SEC standards. In performance of its duties, Pearl Meyer primarily worked with and took direction from Mr. Small and our SVP—Human Resources Manager in preparing drafts of the executive compensation study. In addition, Pearl Meyer communicated with and regularly interacted with the Chairman of the Committee, in addition to attending Committee meetings from time to time as needed by the Committee.

Pearl Meyer prepared a compensation analysis for the Committee that compared our executive officers with the executive officers of the Company’s peer group, setting forth a salary range (minimum/25th percentile, midpoint/50th percentile and maximum/75th percentile) for each officer’s position based upon peer group and compensation surveys. In aggregate, Pearl Meyer determined that the Company is within the competitive market range for base salaries, target total cash compensation, and target total direct compensation for the executive officers although slightly below the market median on total direct compensation.

From time to time, the Committee invites other Board members and the President and CEO to attend the Committee’s meetings to discuss the performance of our Company and other matters affecting the compensation of executive officers. Mr. Small does not make recommendations to the Committee regarding his own compensation, and all decisions regarding his compensation are made in executive sessions of the Committee and the Board, without his presence.

Occasionally, other executives may attend the Committee’s meetings to provide pertinent financial, tax, accounting, legal, regulatory, human resources or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation. Additional information regarding the role of the Committee in establishing the compensation of our Section 16 Officers appears under the heading “Board Committees” above.

Peer Group

The Committee utilizes a peer group as a benchmark for purposes of setting base salaries of, and awarding cash bonuses and equity based compensation to, the Section 16 officers , which is revised as necessary by the committee. For 2017, the peer group utilized by the Committee included the following 18 companies:

Company Name (Ticker)

BankFinancial Corp (BFIN)	Independent Bank Corp (IBCP)

Civista Bancshares, Inc. (CIVB)	Lakeland Financial Corporation (LKFN)

Farmers National Banc Corp (FMNB)	LCNB Bancorp Inc. (LCNB)

First Business Financial Services, Inc. (FBIZ)	Macatawa Bank Corp. (MCBC)

First Defiance Financial Corp. (FDEF)	Mercantile Bank Corp. (MBWM)

First Financial Corporation (THFF)	Mutualfirst Financial Inc. (MFSF)

First Mid-Illinois Bancshares (FMBH)	Peoples Bancorp Inc. (PEBO)

German American Bancorp Inc. (GABC)	QCR Holdings, Inc. (QCRH)

Horizon Bancorp. (HBNC)	Stock Yards Bancorp. Inc. (SYBT)

The Committee also approved two replacement peers to be used as substitutes, as necessary: Farmer’s & Merchants Bancorp (FMAO) and Old Second Bancorp, Inc. (OSBC). The peer group is designed to facilitate the assessment of our compensation program against banking industry peers when making compensation decisions. The Committee intends to continue utilizing a peer group for benchmarking each year and will annually review the peer group to identify any necessary changes to its composition.

Compensation Components

With respect to 2017, our executive compensation program included the following components:

•	Salary – fixed base pay that reflects our overall financial performance, each executive’s position and individual role, performance, experience and expertise. Salaries also form the basis for which incentives and other select benefits are paid.

•	Annual Cash Incentive – pay that varies depending on our performance against specific performance measures (described below) that are measured against our peer group, actual results and actual results compared to our budget. These awards are an important part of our compensation philosophy and help us to attract and retain highly qualified management. The objective of our Annual Incentive Plan (AIP) is to motivate and reward executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe will help us maintain long-term profitable growth, maintain asset quality and support value creation for shareholders. Incentives paid in 2017 reflect our performance in relation to specific factors measured primarily against the performance of the Company compared to our budget and the peer group and the Board’s assessment of management’s overall performance.

•	Long Term Equity Incentive – awards of equity-based compensation that vary depending on our performance, strategic goals and desire to recruit and retain highly-qualified executives. The primary objective of our long-term incentive program is to retain our executive management team and motivate and reward our officers for their efforts related to our strategic goals. We also believe equity-based awards support our goals of encouraging stock ownership, aligning the interests of our key executives with our shareholders’ interests and motivating executives to consider our long-term strategic goals. The Company also utilizes long term equity incentive awards for recruiting talent.

•	Retirement Benefits – All of our employees, including our executive officers, are eligible to participate in the Home Savings Bank 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all employees are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a pre-tax basis. We maintain a safe harbor plan that matches 100% of the first 3% of pay, up to 6% of salary deferrals. All employee contributions to the Savings Plan are fully vested upon contribution, and our matching contribution is vested upon completion of a minimum service requirement. A restoration plan is maintained for our executive officers that provides for elective deferrals and matching contributions in excess of the Savings Plan caps. The matching contributions made on behalf of the Named Executive Officers under the restoration plan in fiscal year 2017 are included in the All Other Compensation column of the Summary Compensation Table and reported under “Deferred Compensation Plan Matches” in footnote 2 to the “Summary Compensation Table.”

The Named Executive Officers are entitled to participate in the United Community Financial Corp. Deferred Compensation Plan (the “Deferred Compensation Plan”), which enables our executive officers to defer up to 100% of their base salary and up to 100% of bonus payments. The Deferred Compensation Plan is discussed in further detail under the heading “Executive Compensation — Nonqualified Deferred Compensation” below.

•	Other Compensation – perquisites consistent with past practice, as well as broad-based employee benefits such as medical, dental, disability and life insurance coverage.

1. Salary. We pay cash salaries to our executive officers that are intended to be competitive and to take into account the individual’s experience, role, performance, responsibilities and past and potential contribution to the Company. The compensation philosophy generally is to pay Section 16 Officers cash salaries that approximate the median of our peer group.

As discussed above, in setting 2017 salaries, the Committee engaged Pearl Meyer to prepare a compensation study, which among other types of compensation compared the base salary of our executive officers with the executive officers of the peer group and also generally to comparable positions contained within broader industry compensation surveys. The Base Study set forth a salary range (minimum/25th percentile, midpoint/50th percentile and maximum/75th percentile) for each officer’s position, which was based upon the above peer groups, 2017 compensation data prepared by Pearl Meyer, and other compensation survey data. Each officer’s 2016 salary was analyzed to determine whether it fell above, below or within such ranges and the market variance for each salary range of each officer was presented to the committee.

In addition, the Committee believes that individual performance appraisals are an important part of the decision making process to establish base salaries. In accordance with our governance policies, the Committee completed the performance appraisal of Mr. Small for 2016, after receiving feedback from all outside directors. Mr. Small made 2017 salary recommendations regarding the base salaries of the other Named Executive Officer. Based upon (i) the compensation analysis prepared by Pearl Meyer, (ii) the Board’s compensation philosophy described above, (iii) our performance during 2016, (iv) the contributions of each officer to the operations, revenue streams, profitability and strategic plans of the Company, and (v) with respect to all officers (except his own), Mr. Small’s salary recommendations, the Committee increased the salaries of the Named Executive Officers, effective as of January 1, 2017, as follows:

•	Mr. Small received an increase of $25,000;

•	Mr. Esson received an increase of $7,000;

•	Mr. Garrity received an increase of $14,000;

•	Mr. Nohra received an increase of $8,000; and

•	Mrs. Radis received an increase of $10,000.

In evaluating the increase to each Named Executive Officer’s base salary, the Committee placed particular emphasis on the officer’s salary when compared to the range set forth in the compensation analysis prepared by Pearl Meyer and the individual’s direct responsibility or contribution to the Company’s growth plans.

The Named Executive Officers’ base salaries paid during 2017 are set forth in the “Salary” column of the Summary Compensation Table.

2. Annual Cash Incentive Awards. The Committee believes the AIP is an important part of our compensation program, as it helps us to attract and retain highly qualified management. The objective of our AIP is to motivate and reward our executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe support sustained long-term profitable growth of the company, improve and maintain our asset quality and support value creation for shareholders. The AIP for 2017 was adopted by the Compensation Committee on March 3, 2017, and was disclosed publicly pursuant to the Form 8-K filed on March 9, 2017.

Incentive awards are calculated based upon the Company’s performance against the peer group in one of the five weighted performance measures as set forth below in the “Performance-Payout Table.” Performance against the peer group is only measured against one of the five weighted performance measures because performance against the Board-approved budgeted net income is intrinsic to the Company and evaluated against the approved budget; performance related to average growth in loans and customer deposits and performance related to non-performing assets are measured against actual results compared to the performance goals. See “Performance-Payout Table” set forth below. For the calendar year 2017, the target incentive awards, respectively, measured as a percentage of base salary were as follows: Mr. Small—50%; and Messrs. Esson, Nohra and Garrity and Mrs. Radis—40%.

To receive any award under the AIP, the individual must be actively employed by Home Savings on the day the award is made.

AIP payouts are based upon the actual performance of the Company for a given year by comparing: (1) the 12 months ended December 31 to the actual performance of the peer group during the same 12-month period for the efficiency ratio, (2) actual performance results for the fiscal year to annual budget goals for net income, or (3) actual results to performance goals for growth in average loans, average customer deposits and non-performing assets.

The calculation of the incentive awards under the AIP is as follows. First, it must be determined where the Company’s actual performance falls in comparison to the five weighted performance measures: the peer group weighted performance measure, budgeted net income, actual loan growth, customer deposit growth and the level of non-performing assets. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. Second, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. Finally, this bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the AIP.

The Committee determined that, for any peer group-based performance measure where our performance ranked below the 25th percentile of the peer group, no bonus would be awarded. The Committee decided that for 2017, establishing a floor threshold is appropriate because we expect to perform at or above the 25th percentile, and the Committee and Board believe that performance below the 25th percentile should not result in incentive compensation.

The Performance-Payout Table below describes the five performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers, relative to budget or relative to actual results) and the goals for threshold performance, target performance and superior performance. The Committee’s rationale for the weighting of the performance measures is set forth below under the heading “Weightings for Performance Measures.” Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	Vs.	Threshold		Target		Superior
Net Income ($ in 1,000)	35%	Budget	$20,500		$23,556		$25,250
Loan Growth	20%	Actual	6.0%		11.6%		13.9%
Average Customer Deposit Growth	15%	Actual	0.0%		2.0%		4.0%
Efficiency Ratio	15%	Peers	25th	%ile	50th	%ile	75th	%ile
Non-Performing Assets	15%	Actual	1.20%		0.76%		0.50%

Payout for Performance Level (% of Target Opportunity):			50%		100%		150%

Definitions:

•	Net Income: GAAP Net Income, excluding extraordinary items;

•	Loan Growth: change in gross loans (including loans held for sale) from January 1 – December 1;

•	Average Customer Deposit Growth: total average customer deposits less brokered deposits;

•	Efficiency Ratio: Operating expense divided by operating revenue; and

•	Non-Performing Assets: Total nonperforming loans plus other real estate owned divided by end of period total assets.

Weightings for Performance Measures

In designing the AIP, the Committee emphasized the Company’s goals of improving profitability, expanding revenue streams and growing assets while maintaining a strong credit culture. The Committee determined that to encourage these goals, the AIP would include the following performance measures and threshold levels:

Performance Measures		Rationale:
Profitability	35.0%

Net Income	35.0%	Provides a level of legitimacy to actual results as compared to budgeted results, and focuses management on achieving budgeted net income.

Growth	35.0%

Gross Loan Growth	20.0%	Gross Loan Growth is an important strategic goal of the Company to increase profitability and effectively deploy our capital. An increase in loan growth should result in improvement in our net interest income and help to improve or sustain the interest rate margin.

Average Customer Deposit Growth	15.0%	Growth of customer deposits discourages growth of costly time deposits (such as brokered CD’s), focuses attention on less costly deposits and growth of business and retail checking and savings accounts. An increase in customer deposit growth should help to improve or sustain the interest rate margin.

Efficiency and Asset Quality	30.0%

Efficiency Ratio	15.0%	Commonly used method of measuring how much we pay on operating expenses, such as salaries and employee benefits. It measures how much it costs us to earn $1.00 of income.
Non-Performing Assets	15.0%	Commonly used method of measuring asset quality.

Total Weighting	100.0%

2017 Performance and the AIP

The Company reported positive net income of $23.7 million, excluding the impact of the change in tax law, for the fiscal year ended December 31, 2017. During 2017, management diligently pursued growth initiatives, reporting robust annual loan growth of 16.4%, including loans held for sale, and a 3.1% increase in the average outstanding balance of average customer deposit accounts. Cost containment initiatives also were successfully implemented, resulting in an adjusted efficiency ratio of 59.5% for the year. We also have enjoyed significant growth in our stock price over the past several years, including 2017, as set forth in the chart and schedule below (which assume a value of $100 on December 31, 2012), outpacing both the NASDAQ Composite and SNL Thrift indexes.

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
United Community Financial Corp.	100.00	123.53	186.61	207.71	320.15	332.08
NASDAQ Composite Index	100.00	140.12	160.78	171.97	187.22	242.71
SNL Bank Index	100.00	137.30	153.48	156.10	197.23	232.91
SNL Thrift Index	100.00	128.33	138.02	155.20	190.11	188.72

For 2017, UCFC’s performance under the AIP for the Named Executive Officers is as follows:

•	With respect to UCFC’s budgeted net income, the budget was $23.6 million, compared to the actual of $23.7 million, excluding the impact of the change in tax law, resulting in an achieved level of 100.4% of target;

•	Loan Growth was 16.4% compared to target of 11.6%, resulting in an achieved level of 141% of target;

•	Average Customer Deposit Growth was 3.1%, compared to a target of 2%, resulting in an achieved level of 155% of target;

•	Efficiency Ratio was 58.9%, resulting in a percentile rank of 63.2%, achieving a level of 26% above target; and

•	Non-Performing Assets were 0.64% compared to target of 0.76%, resulting in an achieved level of 84% of target.

The following table sets forth our calculated payout under the AIP based upon the performance described above for the Named Executive Officers in 2017:

		Evaluated Vs.	Performance Goals						Weighted Payout %
Performance Measure	Weight		Threshold		Target		Superior
Net Income ($ in 1,000)	35%	Budget	$20,500		$23,556		$25,250		35.9%
Loan Growth	20%	Actual	6.0%		11.6%		13.9%		30.0%
Average Customer Deposit Growth	15%	Actual	0.0%		2.0%		4.0%		18.9%
Efficiency Ratio	15%	Peers	25th	%ile	50th	%ile	75th	%ile	18.9%
Non-Performing Assets	15%	Actual	1.20%		0.76%		0.50%		18.6%

Payout for Performance Level (% of Target Opportunity):			50%		100%		150%		122.3%

The Committee reviewed the calculations under the AIP and the potential payouts set forth above, and the Committee considered the significant accomplishments of management and the extent to which management achieved the Company’s strategic goals. Based upon the Committee’s review of management’s and the Company’s performance, the Committee certified the performance results and approved the payout of 122.3% of the target incentive payout as calculated above. The potential payout for each of Messrs. Esson, Garrity and Nohra and Mrs. Radis under the AIP was based upon both the Company’s performance relative to the performance goals identified above and each person’s individual performance relative to such person’s individual performance goals. Mr. Small’s potential payout under the AIP was based entirely upon the Company’s performance relative to the performance goals identified above.

Each of the officer’s corporate and personal percentages are set forth in the table below:

Name	Corporate Performance Percentage	Personal Performance Measurement
Gary S. Small	100	—
Timothy W. Esson	65	35
Matthew T. Garrity	75	25
Jude J. Nohra	65	35
Barbara J. Radis	75	25

Given the Company’s performance level of 122.3%, Mr. Small, whose incentive award as noted previously was based entirely on the Company’s performance relative to the performance goals identified above, received an incentive award equal to 61.2% of his base salary.

The corporate performance payout level of 122.3% was used for each of the remaining executive officers for their corporate performance percentage portion of their incentive award. With respect to each of the officers’ individual performance goals, the Committee determined that the officers should receive payouts as follows:

•	Mr. Garrity should receive 135% of target, resulting in an incentive award equal to 33.8% of his base salary.

•	Mrs. Radis should receive 120% of target, resulting in an incentive award equal to 30.0% of her base salary.

•	Mr. Esson should receive 100% of target, resulting in an incentive award equal to 35.0% of his base salary.

•	Mr. Nohra should receive 90% of target, resulting in an incentive award equal to 31.5% of his base salary.

Application of these calculated payouts under the AIP resulted in the following payments to the Named Executive Officers:

Name	Cash Award(1)
Gary M. Small	$275,175
Timothy W. Esson	$103,046
Matthew T. Garrity	$133,505
Jude J. Nohra	$113,215
Barbara J. Radis	$109,553

(1)	The AIP awarded to Named Executive Officers and paid during 2018 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

3. Long-Term Equity Compensation. Named Executive Officers participate in our long-term incentive plans approved by shareholders: the 1999 Amended and Restated Long-Term Incentive Plan (the “1999 Plan”), the 2007 Long-Term Incentive Plan (the “2007 Plan”) and the 2015 Plan. On May 20, 2009, the 1999 Plan terminated. The 2007 Plan was terminated upon approval of the 2015 Plan at the 2015 Annual Meeting. All outstanding awards previously made under the 1999 and 2007 Plans generally expire 10 years after the award was granted or until otherwise terminated in accordance with the terms and conditions of the plans. Equity awards are currently made only under the 2015 Plan. Long-term equity compensation is intended to align executive officers’ interests with those of shareholders, attract and retain highly-qualified executives and maintain a stable executive management group.

Based upon the compensation study performed by Pearl Meyer in 2013, and received and updated by Pearl Meyer in 2017, Pearl Meyer recommended that the Board adopt a long term incentive plan that results in regular awards of equity based upon achievement of long term performance objectives. Pearl Meyer reported that most community banks over $1.0 billion in assets make regular awards of restricted stock (and/or options). Based upon Pearl Meyer’s recommendations and the compensation study, the Committee and the Board decided in January 2014 to adopt an annual long term incentive compensation plan (“LTIP”). The LTIP for 2017 was adopted by the Committee on March 3, 2017, and was disclosed publicly pursuant to the Form 8-K filed on March 9, 2017.

The LTIP provides incentive compensation awards to the Company’s Section 16 Officers whose participation and target award opportunities will be approved by the Compensation Committee. Executive incentive awards for each year are generally based upon the actual performance of the Company for the 36 months ending December 31 compared to the actual performance of a peer group during the same 36-month period for two of the three performance measurements, and against the Board approved budgeted cumulative net income over the three year strategic plan. Under the LTIP for 2017, the first potential award would be paid to the Named Executive Officers in 2020, following year-end 2019.

Performance share units (“PSUs”) for each year are granted as a percentage of the base salary of the Named Executive Officers, which were adjusted in 2017 based upon the Pearl Meyer compensation study and are as follows: Mr. Small - 40%; and Mr. Garrity and Mrs. Radis - 35% and Messrs. Esson and Nohra - 30%, divided by the Company’s average stock price for the 20 trading days prior to the grant of PSUs. Once the awards are calculated at the end of each three-year performance period and vested following certification of performance results by the Committee, they are paid in unrestricted shares.

At the end of each third year after the grant of PSUs, the calculation of the incentive awards under the LTIP is determined by where the Company’s actual performance falls in comparison to the peer group for two of three weighted performance measures. See the Annual LTIP Performance-Payout Table set forth below. The comparison is based upon percentiles that correspond to a threshold level for each performance measure. The third performance measure, three-year cumulative net income, is evaluated in comparison to our annual budget set forth each year in our three year strategic plan. The threshold levels achieved are used to determine the bonus percentage for that performance measure. The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s percentage of average annual base salary to determine what amount, if any, is awarded for the Company’s actual performance for that performance measure for the performance period. The amount earned for each performance measure is added together to determine the total incentive award paid out under the LTIP for that year.

Performance Measures, Weightings, Goals and Payout Calibration:

The Compensation Committee identified three performance measures that are aligned with the Company’s goals for the 2017 grant covering the 2017-19 performance period, which will be paid out in 2020. Unless changed by the Committee, the following three performance measures will be used annually for consecutive performance periods (e.g., the 2018-2020 period):

•	3-year average ROE will be weighted 33% and be evaluated relative to peer group performance;

•	3-year cumulative Net Income will be weighted 33% and be evaluated relative to our strategic plan goals; and

•	3-year relative Total Shareholder Return (rTSR) will be weighted 34% and be evaluated relative to peer group performance.

The Annual LTIP Performance-Payout Table below describes the three performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to plan) and the goals for threshold performance, target performance and superior performance. Achievement of the target performance goal will result in 100%

of target payout for the respective measure, while achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Annual LTIP Performance-Payout Table:

	Weight	Evaluated vs.	Performance Goals
Performance Measure			Threshold	Target	Superior
3-year Average ROE	33%	Peers	25th %ile	50th %ile	75th %ile
3-year Cumulative Net Income	33%	Annual Budgeted Net Income	75% of Plan	100% of Plan	125% of Plan
3-year Total Shareholder Return (rTSR)	34%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity):			50%	100%	150%

Definitions:

•	3-year Average ROE: Determine the return on average equity versus peer for each annual period (“Stacked Ranking”). The Sum of each Stacked Ranking is then averaged over the performance period;

•	3-year Net Income: On an annual basis, compare actual net income versus plan to determine performance (“Annual Performance Percentage”). The sum of each Annual Performance Percentage is then averaged over the performance period; and

•	Total Shareholder Return: stock price appreciation plus reinvested dividends over the performance period.

In accordance with the LTIP and GAAP, the 2017 Award (payable in 2020) was calculated and accrued by the Company assuming that our performance results in payouts at the target level. Accordingly, the table below sets forth the PSUs that were awarded in March 2017, assuming target performance was achieved for all three performance measurements (the actual award, if any, will be calculated in 2020 and paid out to Named Executive Officers in accordance with the description above):

	PSU Award
Name	PSUs Awarded	Value of PSUs Awarded(1)
Gary M. Small	21,405	$186,438
Timothy W. Esson	8,027	$69,915
Matthew T. Garrity	11,071	$96,428
Jude J. Nohra	9,097	$79,235
Barbara J. Radis	9,365	$81,569

(1)	The value of the PSUs awarded in 2017 to the Named Executive Officers is set forth in the “Stock Awards” column of the Summary Compensation Table, and it reflects the target number of PSU’s granted under the LTIP, as computed in accordance with FASB ASC Topic 718. The value of the PSUs is based on the probable outcome of the applicable performance conditions as described above. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to the PSU awards. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based upon satisfaction of the performance conditions over the 2017-19 performance period.

The Committee maintains flexibility and discretion to adjust measure definitions, if such adjustments ensure a more accurate comparison relative to the peer group and/or more appropriately reflect the goals of the LTIP and the Company’s compensation philosophy. The LTIP further provides that a participant in the LTIP must be employed with the Company on the date the award is made; otherwise, the participant is not entitled to any award.

2015 LTIP

The Committee reviewed performance for the 2015 LTIP, which covered the 2015-2017 performance period and included awards made to the Company’s named executive officers in May 2015. The 2015 LTIP was adopted by the shareholders and the Board on April 30, 2015, and was disclosed publicly pursuant to the Form 8-K filed on May 5, 2015.

The Company’s performance under the 2015 LTIP for the three year performance period ended December 31, 2017, for the Named Executive Officers is as follows:

•	Three year average ROAE was 7.29%, resulting in a percentile rank of 15.79%, which is below the minimum threshold of the 25th percentile;

•	Three year cumulative net income totaled $59,367, compared to targeted three year cumulative net income of $57,327, resulting in an achieved level of 104.7% of target; and

•	Three year total shareholder return was 77.95%, resulting in a percentile rank of 42.11% and an achieved level of 68% of target.

The following table sets forth our calculated payout under the 2015 LTIP for three year performance period ended December 31, 2017, for the Named Executive Officers:

	Weight	Evaluated vs.	Performance Goals			Weighted Payout %
Performance Measure			Threshold	Target	Superior
3-year Average ROE	33%	Peers	25th %ile	50th %ile	75th %ile	0.0%
3-year Cumulative Net Income	33%	Strategic Plan	75% of Plan	100% of Plan	125% of Plan	36.1%
3-year Total Shareholder Return (rTSR)	34%	Peers	25th %ile	50th %ile	75th %ile	23.3%

Payout for Performance Level (% of Target Opportunity)[1]:			50%	100%	150%	59.4%

Applying this calculated payout of 59.4% of target under the 2015 LTIP resulted in the following payments to the Named Executive Officers:

Name	Cash Award(1)	Equity Award(2)
Gary M. Small	$3,706	$108,041
Timothy W. Esson	$1,519	$44,271
Matthew T. Garrity	$1,767	$51,530
Jude J. Nohra	$1,725	$50,298
Barb Radis	$1,465	$42,713

(1)	The cash component of the 2015 LTIP awarded to Named Executive Officers and paid during 2018 represents dividend equivalents that were accumulated during the performance period and paid to the Named Executive Officers. The dividend equivalents were based upon the actual number of common shares issued, and the amount of the cash component paid is set forth in the “All Other Compensation” column of the Summary Compensation Table.
(2)	The equity award represents the conversion of PSUs to common shares following certification of performance by the Committee and represents the actual value of the shares on February 13, 2017. The actual award is based upon the average three year salary of the Named Executive Officer during the performance period. The number of PSUs awarded in 2015 was based upon the 20 day average share price of the Company’s common shares on the day prior to the grant, which was January 21, 2014, or $3.59 per share. The share price on February 13, 2018, the date upon which the Committee certified performance, was $9.33 per share. The value of the PSUs awarded in 2015 to the Named Executive Officers is set forth in the “Stock Awards” column of the Summary Compensation Table for 2015, and it reflects the target number of PSUs granted under the LTIP in that year, as computed in accordance with FASB ASC Topic 718.

4. Other Compensation. Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and group term life insurance programs. Perquisites such as fees for club memberships are approved for executive officers on a case-by-case basis by the Compensation Committee. The payments made to the Named Executive Officers are set forth in the “Other Compensation” column of the Summary Compensation Table.

Tax and Accounting Considerations. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain “covered employees” in excess of $1 million per covered employee in any year, except to the extent that the compensation in excess of the limit qualified as performance-based. In connection with fiscal 2017 compensation decisions, the Compensation Committee and the Board of Directors considered the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code and sought to qualify certain elements of these applicable executives’ compensation as performance-based while also providing amounts and types of compensation that would best fulfill the objectives of the Company’s compensation program.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to (1) anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year, (2) the top three other highest compensated executive officers serving at the end of the taxable year, and (3) any individual who had been a covered employee for any taxable year of the company that started after December 31, 2016. However, the new rules do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. Because of ambiguities and uncertainties as to the application and interpretation of this transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will avoid the deduction limit. We believe that the amount of compensation paid to our executive officers that can be deducted will decrease compared to prior years.

The Board has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers. The Board may authorize compensation that might not be deductible, and may modify compensation that was initially intended to be exempt from Section 162(m), if it determines that such compensation decisions are in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with executive management. On March 6, 2018, the Compensation Committee approved the CD&A, and on March 6, 2018, it recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board:

Marty E. Adams, Chairman

Lee Burdman

Scott N. Crewson

Richard J. Schiraldi

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by the Named Executive Officers for services rendered during the years indicated:

Summary Compensation Table

Name and Principal Position	Year $	Salary $	Bonus $	Stock Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(2)	Total $
Gary M. Small President and CEO, UCFC and Home Savings	2017 2016 2015	450,000 424,616 412,885	— — —	186,438 152,915 269,817	275,175 186,660 184,640	21,390 12,574 9,776	933,003 776,765 877,118
Timothy W. Esson CFO and Treasurer, UCFC, and EVP, CFO and Treasurer Home Savings	2017 2016 2015	225,000 217,877 216,577	— — —	69,915 62,151 113,323	103,046 74,204 77,549	18,177 20,930 17,419	416,138 375,162 424,868
Matthew T. Garrity EVP, Commercial Lending and Credit Administration, Home Savings	2017 2016 2015	266,000 251,847 251,007	— — —	96,428 74,562 130,618	133,505 96,647 89,384	14,353 15,432 14,943	510,286 438,488 485,952
Jude J. Nohra General Counsel and Secretary, UCFC, and EVP, General Counsel and Secretary, Home Savings	2017 2016 2015	255,000 246,892 248,871	— — —	79,235 70,419 129,507	113,215 84,075 88,624	10,874 9,495 9,458	458,324 410,881 476,460
Barbara J. Radis Executive Vice President, Retail Banking	2017 2016	225,000 214,616	— —	81,569 62,539	109,553 78,157	10,486 8,819	426,608 364,131

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of (i) the shares granted in the identified year pursuant to the 2015 Plan and (ii) the target number of PSUs granted under the LTIP, as computed in accordance with FASB ASC Topic 718. The value of the PSUs is based on the probable outcome of the applicable performance conditions: Mr. Small $186,438; Mr. Esson $69,915; Mr. Garrity $96,428; Mr. Nohra $79,235; Mrs. Radis $81,569. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to the PSU awards. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, included in the Company’s 2017 Form 10-K. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based upon satisfaction of the performance conditions over the performance period. The aggregate grant date fair value of the PSUs included for 2017, assuming we achieve the superior performance level, is as follows: Mr. Small $279,656; Mr. Esson $104,873; Mr. Garrity $144,643; Mr. Nohra $118,852; Mrs. Radis $122,354. See “Compensation Discussion and Analysis – Compensation Components – Long-Term Equity Compensation” in this proxy statement.
(2)	All Other Compensation includes the Named Executive Officer’s group term life insurance premiums, 401(k) and Deferred Compensation Plan matches and country club dues.

CEO Pay Ratio

Beginning with the proxy statement for the Annual Meeting and for each annual meeting thereafter, we are required to disclose the median of the total compensation of the Company’s employees, excluding the Company’s CEO, for the last completed fiscal year, the annual total compensation of the Company’s CEO for the last completed fiscal year and the ratio between the foregoing compensation amounts. We identified the median employee by examining the 2017 total federal taxable compensation through December 1, 2017 for all individuals, excluding our CEO, who were employed by us on [Date] (whether employed on a full-time, part-time, or seasonal basis). For such employees, we did not make any assumptions, adjustments, or estimates with respect to total federal taxable compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table above.

For fiscal year 2017, the annual total compensation of our CEO was $933,003 and the annual total compensation for the median employee was $42,186, resulting in a ratio of 22:1

Grants of Plan-Based Awards

									Grant Date
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Fair Value of Stock and
Name	Grant Date		Threshold(1) ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Option Awards(3)
Gary M. Small	03/03/2017		52,200	225,000	337,500	—	—	—
	03/03/2017	(2)				3,532	21,405	32,108	186,438
Timothy W. Esson	03/03/2017		13,572	90,000	135,000	—	—	—
	03/03/2017	(2)				1,324	8,027	12,041	69,915
Matthew T. Garrity	03/03/2017		18,514	106,400	159,600	—	—	—
	03/03/2017	(2)				1,827	11,071	16,607	96,428
Jude J. Nohra	03/03/2017		15,382	102,000	153,000	—	—	—
	03/03/2017	(2)				1,501	9,097	13,646	79,235
Barbara J. Radis	03/03/2017		15,660	90,000	135,000	—	—	—
	03/03/2017	(2)				1.545	9,365	14,048	81,569

(1)	For purposes of calculating this amount, it was assumed that (a) the Company had positive net income for the fiscal year and (b) none of the other performance measures were met.
(2)	The amounts shown reflect the threshold, target and maximum number of PSUs that each Named Executive Officer is eligible to earn based over the 2017—2018 performance period. See “Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Compensation” above for more information concerning the PSUs granted in the 2017 fiscal year.
(3)	The amounts shown reflect the aggregate grant date fair value of the target award computed in accordance with FASB ASC Topic 718 based on the probable outcome of the applicable performance conditions.

Outstanding Equity Awards at December 31, 2017

The following table sets forth, as of the end of fiscal 2017, all equity awards outstanding under our equity compensation plans for each Named Executive Officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Gary M. Small	—	—			39,290	(4)	358,718	21,405	(2)	195,428
								18,491	(3)	168,823
Timothy W. Esson	12,000	—	1.900	05/08/2019	16,225	(5)	148,134	8,027	(2)	73,287
	20,000	—	2.100	04/29/2020				7,588	(3)	69,278
Matthew T. Garrity	—	—			19,350	(6)	176,666	11,071	(2)	101,078
								8,771	(3)	80,079
Jude J. Nohra	—	—			18,764	(7)	171,315	9,097	(2)	83,056
	—	—						8,597	(3)	78,491
Barbara J. Radis	—	—			13,641	(8)	124,542	9,365	(2)	85,502
								7,484	(3)	68,329

(1)	Market value represents the product of the closing price of our common shares on December 31, 2017, which was $9.13, multiplied by the number of shares or units shown.
(2)	The amounts shown reflect the target number of PSUs awarded to each Named Executive Officer in 2017 under the LTIP. The actual number of PSUs that will vest and be earned (if any) will be determined after the 2017-2018 performance period.
(3)	The amounts shown reflect the target number of PSUs awarded to each Named Executive Officer in 2016 under the LTIP. The actual number of PSUs that will vest and be earned (if any) will be determined after the 2016-2018 performance period.
(4)	Includes 27,710 restricted shares granted under the AIP that will vest as follows: March 5, 2018 - 4,402 shares; March 1, 2018 - 8,975 shares; 8,975 shares on March 1, 2019; and 1,786 shares on each of February 13, 2018, 2019 and 2020. Also includes 11,580 PSUs awarded under the 2015 LTIP that were paid out in shares upon vesting on February 13, 2018.
(5)	Includes 11,480 restricted shares granted under the AIP that will vest as follows: March 5, 2018 - 1,811 shares; March 1, 2018 - 3,769 shares; March 1, 2019 - 3,770 shares; and 710 shares on each of February 13, 2018, 2019 and 2020. Also includes 4,745 PSUs awarded under the 2015 LTIP that were paid out in shares upon vesting on February 13, 2018.
(6)	Includes 13,827 restricted shares granted under the AIP that will vest as follows: March 5, 2018 - 2,365 shares; March 1, 2018 - 4,344 shares; 4,344 shares on March 1, 2019; 924 shares on February 13, 2019 and 925 shares on each of February 13, 2018 and 2020. Also includes 5,523 PSUs awarded under the 2015 LTIP that were paid out in shares upon vesting on February 13, 2018.

(7)	Includes 13,373 restricted shares granted under the AIP that vested or will vest as follows: March 5, 2018 - 2,345 shares; March 1, 2018 - 4,307 shares; March 1, 2019 - 4,308 shares; February 13, 2018 - 805 shares; and each of February 13, 2019 and 2020 – 804 shares. Also includes 5,391 PSUs awarded under the 2015 LTIP that were paid out in shares upon vesting on February 13, 2018.
(8)	Includes 9,063 restricted shares granted under the AIP that will vest as follows: 3,410 shares on each of March 1, 2018, and 2019; 748 shares on each of February 13, 2018 and 2020; and 747 shares on February 13, 2019. Also includes 4,578 PSUs awarded under the 2015 LTIP that were paid out in shares upon vesting on February 13, 2018.

Options Exercised and Stock Vested

The following table reflects all stock option exercises and the vesting of restricted shares held by each of our Named Executive Officers during fiscal 2017. The table reports the number of shares for which the options were exercised or vested and the aggregate dollar value realized upon exercising those options or when the stock awards became vested.

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Weighted Option Exercise Price ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary M. Small	—	—	—	79,892	681,430
Timothy W. Esson	—	—	—	18,831	163,238
Matthew T. Garrity	30,000	2.10	215,100	22,077	191,276
Jude J. Nohra	39,785	3.03	240,198	22,657	196,260
Barbara J. Radis	—	—	—	15,815	137,032

(1)	For Messrs. Esson, Garrity, Nohra and Radis the stock awards set forth in the table above were issued on January 21, 2014, March 1, 2016, March 5, 2015 and under the AIP’s approved by the Board in 2013, 2014 and 2015. The awards made under the January 21, 2014 AIP resulted in one third of the shares vesting on each of January 21, 2015, 2016 and 2017. The award made under the 2014 AIP resulted in one third of the shares vesting on each of March 5, 2016 and 2017, with the remainder scheduled to vest March 5, 2018. Mr. Small’s stock awards set forth in the table above were from the 2014 and 2015 AIP vests described above and from the vest of restricted shares granted to Mr. Small upon his hire on April 1, 2014. The 125,000 shares that Mr. Small was granted when he joined the Company vested in three equal annual installments, beginning April 1, 2015.

Nonqualified Deferred Compensation

Pursuant to the United Community Financial Corp. Deferred Compensation Plan, certain executives, including our Named Executive Officers, may defer receipt of up to 100% of their base compensation and up to 100% of non-equity incentive plan compensation. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year.

Amounts deferred in the Deferred Compensation Plan may be invested in any funds available under the Plan. The rates of return of each fund are at market.

Benefits under the Deferred Compensation Plan generally are paid following the executive’s separation from service. However, the Plan has provisions for scheduled “in-service” distributions from the Plan if the participant elects a specified date, and it also allows for hardship withdrawals upon the approval of the Committee. Upon the election of the participant, benefits are paid either in a lump sum or in scheduled installment payments, and the participant is entitled to elect to further defer such payments for up to two additional five year periods.

The following table provides information with respect to the only Named Executive Officers’ that participate in the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Timothy W. Esson	$22,926	$1,266	$522	$24,714
Matthew T. Garrity	$4,916	$2,904	$1,185	$9,005

(1)	These amounts are included in the All Other Compensation column of the Summary Compensation Table.

Employment Agreements, Termination and Change in Control Payments

As of December 31, 2017, Home Savings had an Employment Agreement with Mr. Small (the “Employment Agreement”) and a Severance and Change in Control Agreement with each of Messrs. Esson, Nohra and Garrity and Mrs. Radis (the “CIC Agreements”). As of the date of this proxy statement, Mr. Small and the Company entered into a new employment agreement, which was described in Form 8-K and attached thereto as Exhibit 10.1, filed with the SEC on February 26, 2018, and Mr. Afzal and the Company entered into a CIC Agreement, which was filed as Exhibit 10.2 to the same Form 8-K. In accordance with SEC rules and regulations, those agreements are not described in this proxy statement but are described in the Form 8-K.

Mr. Small’s Employment Agreement is for a term of two years, has an effective date of April 1, 2014 and is automatically extended for additional one year terms until either the Company or Mr. Small terminate the agreement. In accordance with the terms of the Employment Agreement, Mr. Small entered into a restricted stock agreement with the Company (the “RSA”) on April 1, 2014 pursuant to which he received an award of 125,000 common shares with a three year vesting schedule. The RSA provides that 33% of the shares covered by the award vest on the first anniversary of the grant date, 33% vest on the second anniversary of the grant date (for an aggregate vesting of 67%) and 34% vest on the third anniversary of the grant date (for an aggregate vesting of 100%). However, the award becomes fully vested and nonforfeitable upon (i) the death of Mr. Small, (ii) his permanent disability, (iii) termination of his employment with the Company without cause or for good reason or (iv) a change of control (all provided or as defined in the Employment Agreement).

On June 30, 2017, the Company and Home Savings entered into CIC Agreements with each of Messrs. Esson, Garrity and Nohra and Mrs. Radis. Each CIC Agreement has an initial one-year term, followed by an automatic renewal for an additional 12 months, unless either party provides written notice at least 90 days prior to the end of the term. If the executive’s employment terminates during the term of the CIC Agreement, the Company will, in all cases, and in addition to the payments described below, pay to such executive all accrued but unpaid base salary and business expenses that are unreimbursed through the date of termination.

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment under the Employment Agreement, the RSA, the CIC Agreements and the Company’s annual and long term incentive plans as of December 31, 2017. The amounts shown are estimates. These amounts do not include compensation and benefits available generally to all of our salaried employees on a non-discriminatory basis.

	Change of Control ($)	Death ($)	Disability ($)	Other Termination ($)
Gary M. Small
Base Amount	900,000	—	—	450,000
Bonus/Short and Long Term Incentive Compensation	1,061,731	593,447	593,447	593,447
Restricted Stock Award	252,992	252,992	252,992	252,992
Health Insurance	16,034	—	16,034	16,034

Total	2,230,757	846,439	862,473	1,312,473

Timothy W. Esson
Base Amount	472,500	56,250	472,500	472,500
Bonus/Short and Long Term Incentive Compensation	235,276	235,276	235,276	235,276
Restricted Stock Award	104,812	104,812	104,812	104,812
Health Insurance	10,181	—	10,181	10,181

Total	822,769	396,338	822,769	822,769

Jude J. Nohra
Base Amount	535,500	63,750	535,500	535,500
Bonus/Short and Long Term Incentive Compensation	266,766	266,766	266,766	266,766
Restricted Stock Award	122,095	122,095	122,095	122,095
Health Insurance	24,051	—	24,051	24,051

Total	948,412	452,611	948,412	948,412

Matthew T. Garrity
Base Amount	744,800	66,500	744,800	744,800
Bonus/Short and Long Term Incentive Compensation	287,419	287,419	287,419	287,419
Restricted Stock Award	126,241	126,241	126,241	126,241
Health Insurance	24,051	—	24,051	24,051

Total	1,182,511	480,160	1,182,511	1,182,511

Barbara J. Radis
Base Amount	630,000	56,250	630,000	630,000
Bonus/Short and Long Term Incentive Compensation	242,373	242,373	242,373	242,373
Restricted Stock Award	82,745	82,745	82,745	82,745
Health Insurance	23,708	—	23,708	23,708

Total	978,826	381,368	978,826	978,826

Base Salary. Mr. Small’s Employment Agreement established an initial base salary of $350,000 and provides that, based on his individual performance and other factors deemed appropriate by the Board or the Compensation Committee, the Board may increase his base salary. In the event that the Board increases Mr. Small’s annual base salary, the amount of the initial annual base salary, together with any such increases, will become his base salary under the agreement. Mr. Small’s salary in 2017 was $450,000.

Bonus; Fringe Benefits. Each of these Employment Agreements provides that the executive is eligible to participate in any executive incentive plan adopted by the Company. In addition, each of the Employment Agreements provides that Home Savings will provide the executive the benefit programs (including vacation and sick leave) provided to actively employed, similarly situated employees of the Company.

Termination upon Death. Under the CIC Agreements, upon the death of Messrs. Esson, Garrity or Nohra or Mrs. Radis, the executive’s beneficiary will be entitled to a payment equal to three months of the executive’s base salary.

Termination upon Disability. Under Mr. Small’s Employment Agreement, if he is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, the Company can terminate the Employment Agreement. After the Employment Agreement is terminated, Mr. Small is entitled to any accrued salary or benefits in accordance with such plans or programs and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of 12 months or the date upon which he is included in another employer’s benefit plan as a full-time employee.

Under the CIC Agreements, if the employment of Messrs. Esson, Garrity or Nohra or Mrs. Radis is terminated by reason of a physical or mental impairment that renders the executive incapable of performing the essential functions of the executive’s job on a full-time basis for a period of greater than 150 days, then he or she will be entitled to: (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to, in the case of Mr. Esson and Mr. Nohra, 1.5 times the executive’s base salary plus 1.5 times the target annual incentive compensation in effect on the date of the executive termination, and in the case of Mr. Garrity and Mrs. Radis, two times base salary plus two times target annual incentive compensation; and (3) a payment of any accrued but unpaid annual incentive award.

Termination for Cause. Mr. Small is not entitled to receive any benefits under his Employment Agreement following termination for cause. Under the CIC Agreements, if the employment of Messrs. Esson, Garrity or Nohra or Mrs. Radis is terminated for cause, he or she will be entitled only to accrued but unpaid base salary and business expenses that are unreimbursed through the date of termination. “Cause” under both Mr. Small’s Employment Agreement and each of the CIC Agreements is defined as:

•	Continued intentional failure or refusal to perform substantially the executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the executive of such failure;

•	Engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the executive’s employment with the Company;

•	Conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; or

•	Disclosure of trade secrets or material, non-public confidential information of the Company or any of its affiliates in violation of the Company’s or its affiliates’ policies that applies to the executive or any agreement with the Company or any of its affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

Termination without Cause. If Mr. Small is terminated before the expiration of his Employment Agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of the greater of the remaining term under the agreement or 12 months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee.

If any of Messrs. Esson, Nohra or Garrity or Mrs. Radis’s employment is terminated for any reason other than death, disability, cause, change of control or the executive’s own decision to terminate for good reason, then he or she will be entitled to receive (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to, in the case of Mr. Esson and Mr. Nohra, 1.5 times the executive’s base salary plus 1.5 times the target annual incentive compensation in effect on the date of the executive termination, and in the case of Mr. Garrity and Mrs. Radis, two times base salary plus two times target annual incentive compensation; and (3) a payment of any accrued but unpaid annual incentive award.

Termination for Good Reason. Under the CIC Agreements, an executive may terminate his or her employment for good reason if the executive gives the Company or Home Savings at least 30 days prior written notice and if the Company or Home Savings fails to cure the effect of such condition within 30 days following receipt of such notice. Under these agreements, “good reason” is defined as:

(A)	A material diminution in base salary;

(B)	A material reduction of the executive’s duties, responsibilities, authority, or reporting relationship such that the executive no longer serves in as substantive, senior executive role comparable in stature to the executive’s current role;

(C)	A material diminution in title;

(D)	A relocation of the executive’s principal place of employment to a new location that is over 50 miles from the former location(s)

(E)	The Company or Home Savings provides 90 days’ notice to the executive that it will not renew the CIC Agreement or offer the executive a substantially similar agreement; or

(F)	Any other action or inaction that constitutes a material breach of the CIC Agreement.

If Messrs. Esson, Garrity or Nohra or Mrs. Radis terminates his or her employment based on (A) or (D)-(F) above, the executive will be entitled to (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to, in the case of Mr. Esson and Mr. Nohra, 1.5 times the executive’s base salary plus 1.5 times the target annual incentive compensation in effect on the date of the executive’s termination, and in the case of Mr. Garrity and Ms. Radis, two times base salary plus two times target annual incentive compensation; and (3) a payment of any accrued but unpaid annual incentive award. If the executive terminates employment for good reason based on (B) or (C) above, the executive will be entitled to (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to one times the executive’s base salary plus one times the target annual incentive compensation in effect on the date of the executive’s termination; and (3) a payment of any accrued but unpaid annual incentive award.

Termination upon Change of Control. Mr. Small’s Employment Agreement provides that he is entitled to certain benefits if his employment is terminated within six months before or one year after a change of control. The CIC Agreements provide that Messrs. Esson, Garrity and Nohra and Mrs. Radis are entitled to certain benefits if their employment is terminated without cause (as described above) or is terminated for good reason by the executive (as described above) within nine months before or one year after a change in control. Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G of the Internal Revenue Code without penalty.

Under Mr. Small’s Employment Agreement and each of the CIC Agreements, “change of control” is defined as:

•	The date any one person, or more than one person acting as a group, acquires ownership of shares of the Company or Home Savings possessing 25% or more of the total voting power of the shares of the Company or Home Savings;

•	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of the Company or Home Savings;

•	The date a majority of the members of the Board of the Company or Home Savings is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or

•	The acquisition by any person, or more than one person acting as a group, of “control” of Home Savings or the Company within the meaning of 12 C.F.R. Section 303.81.

In the event of a change in control, Mr. Small is entitled to an amount equal to: (1) two times the greater of his prior year’s base salary or his base salary in effect immediately prior to his termination; (2) a single lump sum payment equal to two times the target short and long term incentive (See “Compensation Discussion and Analysis — Annual Cash and Equity Incentive Awards” above); (3) the sum of any accrued but unpaid bonus payable in accordance with any applicable bonus plan; and (4) any accrued salary or benefits and continued coverage at the Company’s or its successor’s expense under all health and welfare benefit plans until the earlier of the expiration of 18 months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

If, within nine months before or one year after a change in control, the employment of Messrs. Esson, Garrity or Nohra or Mrs. Radis is terminated by the Company or Home Savings without cause or for good reason by the executive, said executive will be entitled to the following payments: (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to, in the case of Mr. Esson and Mr. Nohra, 1.5 times the executive’s base salary plus 1.5 times the target annual incentive compensation in effect on the date of the executive termination, and in the case of Mr. Garrity and Mrs. Radis, two times base salary plus two times target annual incentive compensation; and (3) a payment of any accrued but unpaid annual incentive award.

Non-Compete; Non-Solicitation. With respect to Mr. Small, he is subject to a non-compete provision that prohibits him from engaging in any business actively in competition with that of the Company or its affiliates for a period of 12 months following any termination except for good reason in any county in which the Company has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of 12 months following termination of the executive. With respect to Messrs. Esson, Nohra and Garrity and Mrs. Radis, they are subject to a non-compete provision that prohibits each of them from engaging in any business actively in competition with that of the Company or its affiliates for a period of 12 months following termination of the executive in any county in which the Company has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination.

Indemnification. Each of the Employment Agreements provides for indemnification by the Company for liabilities arising out of the executive’s performance of his or her duties under the Employment Agreement. Notwithstanding the foregoing, the indemnification provided under the Employment Agreements does not extend to matters for which the executive has been terminated or where such indemnification is prohibited by applicable law or regulation.

Suspension or Termination in Connection with certain Special Regulatory Events. Under each of the Employment Agreements, if the executive’s employment is terminated or suspended (unless such suspension is stayed) by applicable Federal regulators or if Home Savings is placed in conservatorship or receivership, the Company’s obligations under the agreements are terminated, except with respect to any vested rights of the executive. In the event of a suspension of an executive where the charges are later dismissed, the Company shall pay the executive the amount withheld during such suspension.

Release. As a condition to receiving any payments for a termination under the agreements described above, other than a payment of any accrued but unpaid compensation, benefits or bonus, the executive must agree to release the Company and its affiliates, employees and directors from any and all claims that the executive may have against the Company, employees and directors up to and including the date the executive signs a release in the form provided by the Company.

Related Person Transactions

Home Savings makes loans to executive officers and directors of the Company and its subsidiaries in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable loans with persons not related to Home Savings, and did not involve more than the normal risk of collectability or present other unfavorable features. All outstanding loans to executive officers and directors are current in their payments.

Other than the transactions set forth above, we had no other related person transactions as defined in Regulation S-K Item 404(a).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information about the only persons known to the Company to own beneficially more than 5% of our outstanding common shares as of the record date (February 28, 2018):

Name and address	Amount and nature of beneficial ownership		Percent of shares outstanding
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,336,439	(1)	6.69%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	3,101,844	(2)	6.22%
Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario, Canada M4W 1E5	2,560,778	(3)	5.45%

(1)	The information is based on Schedule 13G/A filed with the SEC on January 23, 2018 by Blackrock, Inc., reporting on beneficial ownership as of December 31, 2017. According to this filing, BlackRock, Inc. has sole voting power over 3,284,726 shares and sole dispositive power over 3,336,439 of the shares reported.
(2)	The information is based on Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, reporting on beneficial ownership as of December 31, 2017. According to this filing, Dimensional Fund Advisors LP has sole voting power over 2,950,609 shares and sole dispositive power over 3,101,844 of the shares reported.
(3)	The information is based on Schedule 13G/A filed with the SEC on February 13, 2018 by Manulife Financial Corporation, reporting on beneficial ownership as of December 31, 2017. According to this filing, Manulife Asset Management (US) LLC possesses sole voting and dispositive power over 2,523,623 of the shares reported; Manulife Asset Management (North America) Limited possesses sole voting and dispositive power over 14,990 of the shares reported; and Manulife Asset Management Limited possesses sole voting and dispositive power over 22,165 of the shares reported. Manulife Financial Corporation, through its parent-subsidiary relationship with these companies, may be deemed to have beneficial ownership over these securities.

Security Ownership of Management

The following table sets forth information regarding the number of the Company’s common shares beneficially owned by each director and executive officer as of February 28, 2018, the record date (the Company’s insider trading policy does not permit hedging or pledging of shares by directors or executive officers, so none of the shares set forth below have been pledged by any executive officer or director):

	Amount and nature of beneficial ownership
Name and address (1)	Sole voting or investment power		Shared voting or investment power		Percent of shares outstanding
Marty E. Adams	602,375		—		1.21%
Zahid Afzal	59,510	(2)	—		*
Louis M. Altman	6,808		60,681	(3)	*
Patrick W. Bevack	275,689	(2)	—		*
Lee J. Burdman	63,441	(2)	126,609	(4)	*
Scott N. Crewson	2,808	(2)	105,911	(5)	*
Timothy W. Esson	150,920	(2)	—		*
Matthew T. Garrity	12,902	(2)	63,136	(6)	*
Scott D. Hunter	78,750	(2)	—		*
Jude J. Nohra	87,660	(2)	1,974	(7)	*
Barbara J. Radis	52,784		—		*
Richard J. Schiraldi	222,762	(2)	—		*
Gary M. Small	103,384		—		*
Ellen J. Tressel	18,963		—		*
All current directors and current executive officers as a group (14 persons)	1,738,756	(2)	358,311		4.20%

*	Less than one percent of the total outstanding.
(1)	Each of the persons listed in this table may be contacted at the Company’s address.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the 1999, 2007, and 2015 Plans: each of Messrs. Afzal, and Burdman – 4,000; Mr. Bevack – 30,000; Mr. Esson – 32,000; Mr. Hunter – 2,000; Mr. Schiraldi – 57,632; and directors and executive officers as a group – 233,917.

(3)	Represents 3,396 shares held in a trust over which Mr. Altman’s spouse serves as trustee and 57,285 shares jointly owned with Mr. Altman’s spouse.
(4)	Includes 15,000 shares owned by Purple Burd Limited Partnership, 45,909 shares owned by KB Kidz Limited Partnership, 40,000 shares owned by Kenneth Burdman Marital Exempt Trust, and 10,000 shares owned by BLS Realty Corp., over all of which Mr. Burdman has shared voting and investment power, 15,000 shares owned by Mr. Burdman’s spouse, and 700 shares owned by Mr. Burdman’s son.
(5)	Shares jointly owned with Mr. Crewson’s spouse.
(6)	Shares jointly owned with Mr. Garrity’s spouse.
(7)	Shares owned by Mr. Nohra’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and to provide the Company with a copy of such form. Based on our review of the copies of such forms we have received, we believe that our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2017.

PROPOSAL 3 – RATIFICATION OF THE SELECTION OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Crowe Horwath as our independent registered public accounting firm for the 2018 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit our financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in Section 10A(g) of the Exchange Act, but may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath LLP to the Company for the years ended December 31, 2017 and 2016 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2017		2016
Audit Fees	$449,296		$385,850
Audit-Related Fees	0		14,000	(1)
Tax Fees(2)	52,450		45,135
All Other Fees	110,000	(3)	20,000	(3)

(1)	Fees related to review of the Form S-4 document for the Company’s acquisition of Ohio Legacy Corp.
(2)	Fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.
(3)	Fees related to the formation of a separate subsidiary of the Company.

Audit and Non-Audit Pre-Approval Policy

In accordance with applicable laws and regulations, the Company has adopted the Preapproval Policy on use of Independent Auditor for Non-Audit Services. The policy governs the use of our external auditor for any purpose other than the audit. Audit services includes all services performed to comply with the audit, including services in connection with statutory and regulatory filings such as comfort letters, statutory audits, attest services, consents and reviews of quarterly information and procedures required in connection with SEC filings.

The policy provides that the Company will not use the outside auditor for any “incompatible services” as defined under applicable law, and that the Audit Committee will not engage the outside auditor to perform any services unless the committee, acting as the full committee or through a designee, concludes that the service, and the extent of the engagement, are designed in a way that ensures the independence of the audit.

Applicable law authorizes the Committee to delegate preapproval to one or more committee members who are independent directors of the Board, and the Committee designated the Chairman of the Audit Committee to be that designee. All decisions of the designee to preapprove a non-audit service are presented to the full Committee at its next scheduled meeting. The Chairman, as the designee, shall have the authority to preapprove non-audit services that do not exceed 5% of the fees paid to the auditor in the fiscal year that the services are provided. This 5% limitation will be based upon the auditor’s quote of proposed fees for services to be rendered in the fiscal year that the services are provided. Any amounts exceeding the 5% limitation shall be referred to the full Committee for approval consideration.

The Committee or Chairman, as the designee, will evaluate all non-audit services against the criteria described in our policy. As part of the evaluation, the Committee or the Chairman, as its designee, also will discuss the potential impairment of auditor independence with management. If the results of the evaluation lead to approval of the service, such approval is documented in the Committee’s minutes.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing our accounting and internal auditing functions and controls as well as our loan review function and for engaging an independent registered public accounting firm to audit our financial statements and internal controls over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities, a copy of which may be found under “Corporate Governance” at http://www.ucfconline.com/.

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath as required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of the Company. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from the Company, as well as the matters required to be discussed by Statement of Auditing Standards No. 1301.

Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of the Company’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit;

•	Crowe Horwath’s judgments about the quality of the Company’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted by the members of the Audit Committee:

Scott N. Crewson, Chairman

Lee J. Burdman

Scott D. Hunter

Richard J. Schiraldi

The Board recommends that you vote FOR ratification of Crowe Horwath as our independent registered public accounting firm.

PROPOSALS OF SHAREHOLDERS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2019 Annual Meeting of Shareholders of the Company should be sent to the Company by certified mail and must be received by the Company not later than November 17, 2018. In addition, if a shareholder intends to present a proposal at the 2019 Annual Meeting without including the proposal in the proxy materials related to that meeting, then written notice of the proposal must be received by the Company on or before January 31, 2018, or it will be considered untimely. In that case, the proxies designated by the Board for the 2019 Annual Meeting of Shareholders may, in such proxies’ discretion, vote on any such proposal any of the shares for which they have been appointed as proxies without mention of the proposal in the proxy statement or on the proxy card for the 2019 Annual Meeting.

Shareholders may send written communications to the Board or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary and submitted to the Board or the individual directors.

OTHER MATTERS

Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE VIRTUAL MEETING, WE URGE YOU TO EITHER VOTE ELECTRONICALLY OR TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Youngstown, Ohio March 16, 2018	Jude J. Nohra Executive Vice President, General Counsel & Secretary

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNITED COMMUNITY FINANCIAL CORP.

UNITED COMMUNITY FINANCIAL CORP.

2018 ANNUAL MEETING OF SHAREHOLDERS

April 26, 2018

The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra or, in his absence, Timothy W. Esson, as the Proxy of the undersigned with full power of substitution and resubstitution, to vote at the virtual Annual Meeting of Shareholders of UCFC on April 26, 2018, at 10:00 a.m., Eastern Time (the “Annual Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1.	The election of three directors for three year terms expiring in 2021:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:

Marty E. Adams Lee Burdman Scott D. Hunter

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below):

2.	An advisory vote to approve the compensation of UCFC’s named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The undersigned also appoints the Proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT: Please sign and date this Proxy on the reverse side.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1, 2 and 3 above.

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.

Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.